Exhibit 10.17

STOCK PURCHASE AGREEMENT
THIS STOCK PURCHASE AGREEMENT (“Agreement") is dated December 22, 2023 (“Effective Date”) by and among Penske Investments Limited Partnership, a Nevada partnership (“Seller”) and Penske Automotive Group, Inc., or its affiliate assignee or assignees (collectively referred to as “Buyer”). Buyer and Seller may be individually referred to as a “Party” or collectively referred to as the “Parties”.
RECITALS
A.Seller owns all of the issued and outstanding shares of capital stock (the “Shares”) of Don Allen Auto Service, Inc., a Massachusetts corporation (the “Company”).
B.The Company owns and operates (i) Don Allen Ford Nantucket (the “Ford Dealership”), an automobile sales and service dealership authorized by Ford Motor Company (the “Ford OEM”) located at 24 Polpis Road Nantucket MA 02554-2318 (the “Ford Dealership Premises”) and (ii) Don Allen Chrysler Dodge Jeep Ram (the “CDJ Dealership” and together with the Ford Dealership, the “Dealerships”), an automobile sales and service dealership authorized by Stellantis North America (the “Stellantis OEM” and together with the Ford OEM, the “OEMs”) located at 10 Polpis Road Nantucket MA 02554-2318 (the “CDJ Dealership Premises” and, together with the Ford Dealership Premises, the “Dealership Premises”).
C.Buyer desires to purchase the Shares from Seller, and Seller desires to sell the Shares to Buyer.
D.The Company owns all of the real property underlying the Dealership Premises and necessary for the operations of the Dealerships as currently conducted, with the legal description of such Real Property set forth on Exhibit A (the “Owned Real Property”) and leases the Leased Real Property (as hereafter defined and together with the Owned Real Property, the “Real Property”). In connection with and by virtue of Buyer’s acquisition of the Shares, Buyer shall acquire title to the Owned Real Property, in accordance with the terms and conditions set forth herein.
E.NOW, THEREFORE, in consideration of the premises, and the mutual terms, conditions and covenants set forth herein, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
1.PURCHASED OF SHARES; PURCHASE PRICE.
1.1Purchase and Sale of the Shares. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date (hereinafter defined), Seller shall sell the Shares to Buyer, and Buyer shall purchase the Shares from Seller, free and clear of any and all any mortgages, deeds of trust, pledges, title defects or objections, liens, claims, security interests, prior assignments, rights of first refusal, options and encumbrances of any kind (“Encumbrances”).

1.2Purchase Price. The total purchase price (the “Purchase Price”) for the Shares shall be Twelve Million Three Hundred and Forty Thousand Dollars ($12,340,000.00), which shall be subject to adjustment as provided in Section 1.4.
1.3Payment of Purchase Price.
The Purchase Price, as adjusted pursuant to Section 1.4, shall be paid by Buyer to Seller at or within two (2) Business Days following the Closing, as follows:
1.3.1     $650,000.00 shall be retained by Buyer for purposes of the Net Worth true-up in Section 1.4.6 (the “Net Worth Holdback”); and
1.3.2    The balance of the Purchase Price shall be paid to Seller.
1.4Net Worth Adjustment.

1.4.1As soon as practicable after the Closing Date (but not later than forty five (45) days after the Closing Date), Seller shall deliver to Buyer a balance sheet of the Company, dated as of the day prior to the Closing Date (the “Closing Date Balance Sheet”). The Closing Date Balance Sheet shall be prepared in accordance with GAAP (except for the absence of footnote disclosures). In particular, the Closing Date Balance Sheet shall accrue and have adequate reserves for (i) any Taxes payable by the Company with respect to all periods prior to the Closing Date, even if payment of the Taxes is not due by the Closing Date, and (ii) all financing, insurance or other chargebacks of any kind arising out of or relating to the conduct of the business of the Company prior to the Closing Date or to the sale of any vehicles prior to the Closing Date. In connection with the preparation of the Closing Date Balance Sheet, Seller and the Company shall permit representatives of Buyer, including an inventory specialist designated by Buyer, to conduct a physical inventory at each location where inventory is held by the Company within three (3) days of the Closing Date. The physical inventory by the inventory specialist shall include an inventory of the OEM Parts, Non-OEM Parts, the Work in Process and the Petroleum Inventory and Seller and its representatives and Buyer shall, without the involvement of the inventory specialist, jointly conduct an inventory of the New Vehicles, the Demonstrator Vehicles, the Loaner Vehicles, the Used/Other Vehicles, and the Fixed Assets to determine the quantity of such items as of, or anticipated to be as of, the day prior to the Closing Date. The results of the inventory shall be set forth on written schedules that shall be signed by Seller and Buyer to indicate their approval thereof (the “Inventory Schedules”). The Inventory Schedules shall form the basis of the Closing Date Balance Sheet (where applicable to the designated line items thereon), provided that Buyer may update the amounts on the Inventory Schedules for purposes of the Reviewed Balance Sheet to the extent the Inventory Schedules did not accurately reflect the inventory as of the day prior to the Closing Date. The fees and expenses of the inventory specialist shall be paid one-half by Buyer and one-half by Seller.
1.4.2Within thirty (30) days after receipt of the Closing Date Balance Sheet, (i) Buyer shall review the Closing Date Balance Sheet in such manner as Buyer deems appropriate, and (ii) Buyer shall deliver such reviewed Closing Date Balance Sheet (the “Reviewed Balance Sheet”), together with its proposed adjustments thereto, if any, to Seller. Such adjustments may be substantiated by the physical inventory conducted prior to Closing or otherwise in connection with the preparation of the Closing Date Balance Sheet. The Reviewed Balance Sheet shall include a schedule showing the computation of the Final Net Worth (as defined herein), computed in accordance with the definition of Net Worth (as defined herein). Buyer shall have the opportunity to consult with Seller, the Company and each of the accountants and other representatives of Seller, and the Company and to examine the work papers, schedules and other documents prepared by Seller, the Company and each of such accountants and other representatives during the preparation of the Closing Date Balance Sheet.
1.4.3Seller shall have a period of fifteen (15) days after delivery of the Reviewed Balance Sheet to present in writing to Buyer any and all objections that Seller may have to any of the matters set forth or reflected therein, which objections shall be set forth in reasonable detail. If no objections are raised within such 15-day period, the Reviewed Balance Sheet shall be deemed accepted and approved by Seller and a supplemental closing (the “Supplemental Closing”) shall take place within five (5) Business Days following the expiration of such 15-day period, or on such other date as may be mutually agreed upon in writing by Buyer and Seller.
1.4.4If Seller raises any objection within such 15-day period, Buyer and Seller shall attempt to resolve the matter or matters in dispute and, if resolved, the Supplemental Closing shall take place within five (5) Business Days following such resolution.
1.4.5If such dispute cannot be resolved by Seller and Buyer within thirty (30) days after the delivery of the Reviewed Balance Sheet, then the specific matters in dispute shall be submitted to an accounting firm mutually agreed by both Buyer and Seller. The accounting firm shall make a final and binding determination as to such matter or matters. Such accounting firm shall send its written determination to Seller and Buyer and the Supplemental Closing, if any, shall take place five (5) Business Days following the receipt of such determination by Seller and Buyer. The fees and expenses of the accounting firm shall be paid one-half by Buyer and one-half by Seller.
1.4.6Net Worth True-Up; Net Worth Definition.
(a)If the Net Worth as shown on the Reviewed Balance Sheet as finally determined pursuant to this Section 1.4 (such amount being referred to herein as the “Final Net Worth”) is less than $1,812,820.00 (the “Net Worth Target”) (the amount of any such deficiency being referred to herein as the “Deficiency”), then Buyer shall permanently retain from the Net Worth Holdback the amount of such Deficiency. If, after retaining such amount from the Net Worth Holdback there are remaining funds in the Net Worth Holdback, then such remaining funds shall be paid promptly by Buyer to Seller. If the amount of the Net Worth Holdback is not sufficient to cover the Deficiency, then Seller shall pay to Buyer at the Supplemental Closing, by wire transfer of immediately available funds to an account designated in writing by Buyer at least two (2) Business Days prior to the date of the Supplemental Closing, an amount equal to the difference between the Deficiency and the Net Worth Holdback.
(b)If the Final Net Worth is greater than the Net Worth Target (the amount of such surplus being referred to herein as the “Net Worth Surplus”), Buyer shall (i) release the Net Worth Holdback in its entirety to Seller and (ii) pay to Seller at the Supplemental Closing, by wire transfer of immediately available funds to an account designated in writing by Seller at least two (2) Business Days prior to the date of the Supplemental Closing, an amount equal to the Net Worth Surplus.
(c)“Net Worth” computed in connection with the Closing Date Balance Sheet and the Reviewed Balance Sheet shall mean the amount by which the total assets (not including intangible assets) exceed the total liabilities reflected on the Closing Date Balance Sheet or the Reviewed Balance Sheet, as the case may be, determined in accordance with GAAP, subject to the following limitations, adjustments and stipulations:

(i)The Company’s inventory of new motor vehicles shall include only 2023 and 2024 model year. Ford and Chrysler, Jeep, Dodge, Ram motor vehicles that are new, unsold, untitled, and unregistered (the “New Vehicles”), including any dealer installed accessories thereon. Such New Vehicle inventory shall exclude any vehicle that would otherwise constitute a New Vehicle to the extent it has (a) over five hundred (500) miles on its odometer, (b) previously repaired or unrepaired damage valued at more than five hundred dollars ($500) based on dealer cost, any damage to the frame or drive train, damage in connection with a theft, water damage, or damage to the suspension of the vehicle requiring repairs other than wheel balancing or alignment, or (c) been reported to a OEM as a RDR vehicle. For purposes of the Net Worth calculation, all New Vehicles described in this subsection will be valued at the Company’s actual net cost, as shown on the OEM invoices, for the New Vehicles, plus the Company’s actual net cost for dealer installed accessories on the New Vehicles consistent with past practice, as shown by invoices therefor, less holdbacks, advertising credits, allowances, rebates, discounts, dealer incentives, floor plan assistance, and any other credits received or to be received by the Company, less any interdepartmental profit on dealer installed accessories or equipment, less the actual cost to repair any New Vehicle with previously unrepaired damage. Buyer may elect at its discretion to purchase any New Vehicle that would otherwise be excluded under this subsection; provided that such New Vehicle shall then be included as New Vehicle inventory on the Closing Date Balance Sheet.
(ii)The Company’s inventory of 2023 and 2024 model year demonstrator motor vehicles (the “Demonstrator Vehicles”), including any dealer-installed accessories thereon, excluding (a) any demonstrator vehicle with over three thousand miles (3,000) miles on its odometer, (b) any demonstrator vehicle with previously repaired or unrepaired damage valued at more than One Thousand Dollars ($1,000), and any vehicle with damage to the frame or drive train, damage in connection with a theft, water damage, or damage to the suspension of the vehicle requiring repairs other than wheel balancing or alignment, or (c) any vehicle that has been reported to a OEM as a RDR vehicle. For purposes of the Net Worth calculation, all Demonstrator Vehicles described in this subsection shall be valued at the Company’s actual net cost, as shown on applicable OEM invoices, for the Demonstrator Vehicles, plus the Company’s actual net cost for dealer installed equipment or accessories on the Demonstrator Vehicles consistent with past practices, as shown by invoices therefor, plus any payments with respect to the vehicles to be received by the Company from the applicable OEM following the Closing Date associated with demonstrator motor vehicle programs, less holdbacks, advertising credit allowances, rebates, discounts, dealer incentives, floor plan assistance for the Demonstrator Vehicles, and any other credits received or to be received by the Company that are related to a Demonstrator Vehicle, less any interdepartmental profit on dealer installed accessories or equipment, less fifty cents ($.50) per mile for each mile shown on the odometer of a Demonstrator Vehicle, and less the actual cost to repair any Demonstrator Vehicle with previously unrepaired damage (except minor dents and dings). Buyer may elect at its discretion to purchase any Demonstrator Vehicle that would otherwise be excluded under this subsection; provided that such Demonstrator Vehicle shall then be included as Demonstrator Vehicle inventory on the Closing Date Balance Sheet.
(iii)The Company’s inventory of loaner vehicles will include only 2023 and 2024 model year loaner vehicles (the “Loaner Vehicles”), excluding, however, (a) any Loaner Vehicle with over three thousand (3,000) miles on its odometer or (b) any Loaner Vehicle with previously repaired or unrepaired damage valued at more than Five Hundred Dollars ($500) or any Loaner Vehicle with damage to the frame or drive train damage in connection with a theft, water damage, or damage to the suspension of the vehicle requiring repairs other than wheel balancing or alignment. All Loaner Vehicles described in this subsection shall be valued at actual net cost, as shown on applicable OEM invoices, for the Loaner Vehicles, plus the Company’s actual net cost for dealer installed accessories on the Loaner Vehicles, as shown by invoices therefor, plus any final payments to be made by the Company prior to the Closing Date to the applicable OEM with respect to the Loaner Vehicles not reflected on the OEM invoice, plus any payments to be received by the Company from the applicable OEM following the Closing Date associated with Loaner Vehicle programs, less holdbacks, advertising credits, allowances, rebates, discounts, dealer incentives, floor plan assistance, and any other credits received or to be received by the Company, that are related to a Loaner Vehicle, less any interdepartmental profit on dealer installed accessories, less the actual cost to repair any Loaner Vehicle with previously unrepaired damage (except minor dents and dings), less depreciation of the amounts invoiced by the OEM at the rate of two percent (2.0%) per month, computed on a daily basis from the from the dates of the invoices, and less titling costs for unregistered vehicles, if any. Buyer may elect at its discretion to purchase any Loaner Vehicle that would otherwise be excluded under this subsection; provided that such Loaner Vehicle shall then be included as Loaner Vehicle inventory on the Closing Date Balance Sheet.
(iv)For purposes of determining inventory values for Net Worth, all used motor vehicles, including company-owned vehicles and vehicles otherwise excluded from the definitions of New Vehicles, Demonstrator Vehicles and Loaner Vehicles and not elected to be treated as such by Buyer in its sole discretion, shall be deemed “Used/Other Vehicles”. All Used/Other Vehicles described in this subsection shall be valued at the price set forth in the most recent Manheim Market Report per V Auto (the “MMR”) within seven (7) days prior to Closing, less $1,000.00 per vehicle, and subject to further adjustment based on mileage, damage to, and condition of, each Used/Other Vehicle and other factors as the Parties may consider.  Used/Other Vehicles without applicable vehicle values will be valued at amounts as Buyer and Seller mutually agree and, if the Parties cannot agree on a price, such vehicles shall not be included as an asset in the Net Worth calculation and Seller shall remove them from the Dealership Premises prior to the Closing. Notwithstanding anything to the contrary herein, Buyer shall not be obligated to purchase any vehicles which are vintage used vehicles, “grey market” vehicles which have been imported into the United States, any vehicle with frame damage, or any other Used/Other Vehicle without an MMR price for which Buyer and Seller cannot mutually agree upon a price, acting reasonably.
(v)Only the following OEM parts shall be included in the value of the Company’s inventory for purposes of calculating Net Worth: the Company’s unsold, new, undamaged and genuine OEM parts and accessories which are in their original packaging (other than bulk parts and accessories unpacked for storage in parts bins or other storage facilities in the normal course of business), are returnable without penalty to the applicable OEM and are in the applicable OEM’s current price book, including such parts and accessories that have been ordered but not received as of the Closing Date, but excluding parts and accessories with no sales history within twelve (12) months prior to the Closing Date (the “OEM Parts”). All OEM Parts described in this subsection shall be valued at dealer cost for the OEM Parts, as reflected in the most current OEM price books for parts and accessories, net of any discounts, credits, rebates, dealer incentives and allowances received prior to the Closing Date by the Company in connection therewith. For the avoidance of doubt, in the event OEM parts and accessories are excluded from the definition of OEM Parts in this subsection, such OEM parts and accessories shall not count toward the inventory value and shall be excluded as an asset for purposes of determining Net Worth, but such excluded parts and accessories shall, at the option of Seller, be transferred to Seller or its assignee by Company following or prior to the Closing Date or abandoned in place.
(vi)Only the following non-OEM parts shall be included in the value of the Company’s inventory for purposes of calculating Net Worth: the Company’s unsold, new and undamaged non-OEM parts and accessories which are in their original packaging and are in the applicable supplier’s current price book, including such parts and accessories that have been ordered but not received as of the Closing Date, but excluding non-OEM parts and accessories with no sales history within twelve (12) months prior to the Closing Date (the “Non-OEM Parts”). Further, the Non-OEM Parts shall exclude (a) non-OEM parts for which the Company’s net cost (excluding tires and Boutique Items) exceeds Twenty Five Thousand Dollars ($25,000), in the aggregate; and (b) tires (both OEM and Non-OEM) for which the Company’s net cost exceeds Fifty Thousand Dollars ($50,000) in the aggregate. All Non-OEM Parts described in this subsection shall be valued at dealer cost net of any discounts, credits, rebates, dealer incentives and allowances received prior to the Closing Date by the Company in connection therewith. For the avoidance of doubt, in the event such non-OEM parts and accessories are excluded from the definition of Non-OEM Parts in this subsection, such non-OEM parts and accessories shall not count toward the inventory value and shall be excluded as an asset for purposes of determining Net Worth, but such parts and accessories shall, at the option of Seller, be transferred to Seller or its assignee by Company following or prior to the Closing Date or abandoned in place.
(vii)the receivables as of the Closing Date shall be valued at the amount recorded on the Company’s books.
(viii)Only the Company’s fixed assets, including furniture, fixtures, tools, machinery, shop and equipment, special tools, parts equipment, signs, office equipment, computers, terminals and printers used or ordered for use in connection with the ordinary course operation of the Company at or prior to the Closing Date in the business of the Dealership, including any assignable warranties relating thereto shall be valued as fixed assets for purposes of calculating Net Worth (“Fixed Assets”). Computer equipment used exclusively for the Company’s DMS, fixed assets that are not in existence at the Dealership Premises or at other locations acceptable to Buyer, fixed assets that are not in good operating condition (giving due account to ordinary wear and tear), and fixed assets that are not used in the ordinary course of the Dealership’s businesses shall be excluded as assets for purposes of calculating Net Worth (the “Excluded Fixed Assets”); but such Excluded Fixed Assets that are freely moveable without damaging or otherwise materially altering the Real Property shall be, at the option of Seller, transferred to Seller or its assignee following or prior to the Closing Date or abandoned in place. The Company’s Fixed Assets and Excluded Fixed Assets shall be set forth on Schedule 1.4.6(c)(viii) and shall be updated by Seller prior to the Closing.
(ix)Notwithstanding anything contained herein to the contrary, the following assets of the Company shall be valued for purposes of calculating Net Worth at the Company’s actual net cost (i) work in process and sublet repairs, excluding any work done at a loss and any work for which the customer has indicated it will not pay (“Work in Process”), (ii) the Company’s inventories of gas, oil and grease (“Petroleum Inventory”) and (iii) the Company’s prepaid expenses and assets which will inure to the benefit of Buyer from and after the Closing Date (“Prepaid Expenses”). The Company’s Prepaid Expenses will be set forth on Schedule 1.4.6(c)(ix) and shall be updated by Seller prior to the Closing.

2.CLOSING.
2.1Closing. Subject to the conditions set forth in this Agreement, the purchase and sale of the Shares (the “Closing”) contemplated by this Agreement and any other agreement or instrument executed by any party pursuant to this Agreement (the “Related Agreements”) shall take place at the offices of the Dealership, unless otherwise agreed, at 9:00 a.m., Eastern Standard Time, on January 31, 2024, subject to extension as provided in Section 4.1 hereof, or such other time as may be mutually agreed between the Parties. The date on which the Closing occurs is referred to herein as the “Closing Date”. The Closing shall be deemed to have occurred as of the opening of the Dealership’s business on the Closing Date. The Dealership shall not be open for business on the day prior to the Closing Date.
2.2Prorations. To the extent not otherwise addressed in this Agreement, all sales taxes, personal and real property taxes and assessments which are past due or have become due in connection with the operation of the Dealerships on or before the Closing Date will be paid by Company at the Closing, together with any penalty or interest thereon, unless such taxes and assessments are being contested in good faith through appropriate proceedings or reserved for on the Closing Date Balance Sheet or Reviewed Balance Sheet. Current personal and real property taxes and assessments will be prorated and adjusted between Buyer and Seller as of the Closing Date on a due date basis. If current tax bills are unavailable at the Closing Date, the prior year’s tax bills will be used for proration purposes and taxes and assessments will be re-prorated between Buyer and Seller when the current year’s tax bills are received. Any amounts owed by Seller or the Company, on the one hand, or Buyer, on the other hand, with respect to such re-proration will be paid to the other party or parties, as applicable, within ten (10) days after the determination of such re-proration. All operating expenses (other than Prepaid Expenses) of the Dealerships for the month of Closing will be prorated and adjusted between Buyer, on the one hand, and Seller, on the other hand, as of the Closing Date. Any and all stamp, transfer, sales and excise Taxes due in connection with the transactions contemplated hereby shall be shared by Buyer and Seller. Any fees due in connection with the early termination of the Company’s DMS Agreement shall be shared equally by Buyer and Seller.
2.3Closing Deliveries of Seller. At the Closing, Seller shall deliver or cause to be delivered to Buyer, all duly executed and acknowledged (where applicable):
2.3.1Certificates representing the Shares bearing the restrictive legend customarily placed on securities that have not been registered under applicable federal and state securities laws and accompanied by stock powers duly executed in blank, and any other documents that are necessary to transfer to Buyer good and marketable title to all the Shares, free and clear of Encumbrances;
2.3.2Duly executed resignations of all officers and directors of the Company, effective as of the Closing;
2.3.3manufacturer’s statements of origin for the New Vehicles and the Demonstrator Vehicles, endorsed by the Company as required by Buyer;
2.3.4certificates of title and any other transfer documents related to the Used/Other Vehicles, and the Loaner Vehicles;
2.3.5An opinion of counsel in the form attached hereto as Exhibit B.
2.3.6all physical and electronic sales journals, shop materials, repair order and service files and parts files including all inventory records, all operating data and other records used in connection with the Dealership, including books, records, customer lists, order files and credit histories, supplier information, purchasing records, advertising materials, video footage, technical and repair data and manuals, deal jackets and invoices, whether in hard copy or electronic format, regardless of how stored, as well as access to intellectual technology of the Company relating to same and all of the Company’s (i) equipment logs, (ii) parts and sales history and parts inventory stocking level information; (iii) electronic customer vehicle sales and leasing information for new and used vehicle sales; (iv) electronic customer service information (including, but not limited to, repair orders and company files) for mechanical repairs performed; and (v) all current working lists of customer leads (collectively, the “Records”);
2.3.7a certificate from Seller, dated as of the Closing Date, verifying that it and the Company, as applicable, have complied with the conditions set forth in Sections 5.1.2 and 5.1.3;
2.3.8good standing certificates for the Company from the Commonwealth of Massachusetts;
2.3.9a release by Seller of any and all claims against the Company, duly executed by Seller, identical in form and substance to Exhibit C hereto;
2.3.10full and complete possession of the Real Property, without interference from any third party, along with all keys to all doors and locks located on the Real Property;
2.3.11all documents and instruments as may be required by First American Title Insurance Company (“FATCO”) in connection with the issuance of an owners’ policy of title insurance with respect to the Real Property (and the parties agree that the cost of such title insurance shall be paid by Buyer;
2.3.12an owner affidavit in customary form as necessary for the Title Company to delete such of the standard pre-printed exceptions to the Title Insurance Policy as may be deleted upon delivery of such owner’s affidavit;
2.3.13any lien releases and termination statements, duly executed by secured parties, if any, to release and terminate any liens and security interests on the Owned Real Property, other than with respect to those liens constituting Permitted Encumbrances;
2.3.14certificate pursuant to Treasury Regulations Section 1.1445-2(b) that Seller is not a foreign person within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”), duly executed by Seller;
2.3.15all consents and approvals required for Seller to execute and deliver this Agreement and consummate the transaction contemplated hereby including any consents required under the Company Agreements listed on Schedule 3.1.24 and any consents required from landlord counterparties in connection with the Leased Real Property;
2.3.16a certificate, from Seller, dated as of the Closing Date, setting forth the amounts of accrued vacation, paid time off and sick pay as of 12:01 a.m. on the Closing Date for the employees of the Company;
2.3.17evidence that (i) the Subordinated Term Note dated May 19, 2023 and (ii) the Subordinated Term note dated September 27, 2023, each from the Company in favor of Seller (collectively, the “Promissory Notes”) have been satisfied and discharged in full;

2.3.18a certificate, executed by Seller, certifying that the Net Working Capital of the Company is meets all of the OEMs’ current working capital requirements as of the Closing Date and that the Company’s total floor plan liability does not exceed the wholesale value of the Company’s new and used vehicle inventory;
2.3.19duly executed lease, sublease or license agreements, as applicable, with employees or other personnel of the Company leasing, subleasing or licensing the Real Property, in a form reasonably satisfactory to the Buyer; and
2.3.20such other documents and instruments as Buyer may reasonably request.
2.4Closing Deliveries of Buyer. At the Closing or within the timeframe otherwise specified herein, Buyer shall deliver to Seller, all duly executed (where applicable):
2.4.1a certificate from Buyer, dated as of the Closing Date, verifying that it has complied with the conditions set forth in Sections 5.2.1 and 5.2.2 of this Agreement; and
2.4.2Buyer shall pay to Seller in immediately available funds or by wiring immediately available funds to accounts designated by Seller in writing the Purchase Price payable to them pursuant to Section 1.3, as adjusted;
2.4.3a Secretary’s certificate by an officer of Buyer certifying that the Board of Directors of Buyer has authorized and approved the execution and delivery of this Agreement and the Related Agreements to which Buyer is a party and the consummation of the transactions contemplated hereby and thereby; and
2.4.4such other documents and instruments as Seller may reasonably request.
3.REPRESENTATIONS AND WARRANTIES.
3.1Seller’s Representations and Warranties. Seller hereby represent and warrants to and covenants with Buyer as of the date hereof and as of the Closing Date as follows:
3.1.1Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. The Company has full power and lawful authority (i) to own and operate its assets, properties and businesses, (ii) to carry on the Dealerships’ business, (iii) to enter into this Agreement and all Related Agreements and perform its respective obligations hereunder, and (iv) to consummate the transaction contemplated by this Agreement and the Related Agreements. Seller is duly organized, validly existing and in good standing (or equivalent) under the laws of its respective state of formation or organization. Seller has full power and lawful authority (y) to enter into this Agreement and all Related Agreements and perform its respective obligations hereunder or thereunder, and (z) to consummate the transaction contemplated by this Agreement and the Related Agreements. The Company has all licenses and permits necessary to own and operate the Dealerships, and a list of such licenses and permits is set forth on Schedule 3.1.1. The Company does not have any subsidiaries, has not made any investments in any other person or third party, and is not party to any joint venture or other agreements.
3.1.2Ownership of Shares; Title. Seller is the sole owner of record and beneficially of the Shares. Seller has, and shall transfer to Buyer at the Closing, good and marketable title to the Shares, free and clear of any and all Encumbrances, proxies and voting or other agreements, except restrictions on transfer imposed by applicable federal and state securities laws. None of the Shares are pledged, including in connection with any third party financing of any Seller. Except as set forth on Schedule 3.1.2, neither the Company nor Seller is bound to offer or provide any benefit to any former shareholder of the Company.
3.1.3Due Authorization; Enforceability; No Conflicts. The execution, delivery and performance of this Agreement and the Related Agreements have each been duly authorized by all necessary corporate or partnership action on the part of Seller (including any trustees, partners, members or managers of Seller, as required) and the Company. This Agreement and each Related Agreement constitute the legal, valid and binding obligation of Seller and the Company, enforceable in accordance with their terms, subject to the effect of bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance or other similar laws affecting creditors generally and the rights of the OEMs pursuant to law and/or the dealer agreements with the Company, inclusive of rights of first refusal. Neither the Company’s nor Seller’s execution, delivery and performance of this Agreement and the Related Agreements will (i) constitute a breach or violation of any provision of law or of the Company’s or Seller’s (to the extent applicable) formation or organizational documents or bylaws, (ii) constitute a breach or violation of any law, rule, regulation, material agreement, lease, indenture, deed of trust, mortgage, loan agreement, Company Agreement or any material instrument to which the Company or Seller is a party or by which the Company, Seller, the Dealership Premises or the Real Property is bound or affected, (iii) constitute a violation of any order, judgment or decree by which the Company, Seller, the Dealership Premises or the Real Property are bound or affected or otherwise violate or conflict with applicable law, (iv) result in the creation of any lien or charge or security interest on the Shares, the assets of the Dealerships or the Real Property, (v) result in the acceleration of any material debt owed by the Company, (vi) require any authorization,· consent, order, permit or approval of, or notice to, or filing, registration or qualification with, any governmental, administrative or judicial authority, except for the OEM Approvals (as hereinafter defined) or (vii) result in a violation or breach of, conflict with, constitute a default under, or result in the creation of any Encumbrance upon any of the properties or assets of the Company under any of the terms, conditions or provisions of any agreement, instrument or obligation to which Company is a party, or by which the Company or any of its properties or assets is bound except as set forth on Schedule 3.1.3.
3.1.4Capitalization. The authorized stock of the Company and the number of shares of capital stock which are issued and outstanding, with ownership by Seller, are set forth on Schedule 3.1.4. Seller directly owns and controls all of the issued and outstanding equity securities of the Company. The shares listed on Schedule 3.1.4 constitute all the issued and outstanding shares of capital stock of the Company and have been validly authorized and issued, are fully paid and nonassessable, have not been issued in violation of any preemptive rights or of any federal or state securities law and, no personal liability attaches to the ownership thereof. There is no security, option, warrant, right, call, subscription, agreement, commitment or understanding of any nature whatsoever, fixed or contingent, that directly or indirectly (i) calls for the issuance, sale, pledge or other disposition of any shares of capital stock of the Company or any securities convertible into, or other rights to acquire, any shares of capital stock of the Company, (ii) obligates the Company to grant, offer or enter into any of the foregoing, or (iii) relates to the voting or control of such capital stock, securities or rights. The Company has not agreed to register any securities under the Securities Act of 1933, as amended.
3.1.5Title. The Company has, and at the Closing the Buyer will receive, good and marketable title to assets used in the operation of the Company’s business, free and clear of all Encumbrances except for those Encumbrances as set forth on Schedule 3.1.5 (the “Permitted Encumbrances”). There are no special assessments against any of such assets. The tangible assets are in a good state of repair and operating condition, ordinary wear and tear excepted.

3.1.6Litigation. Except as set forth on Schedule 3.1.6, (i) to the Knowledge of Seller, there is no person or entity holding any claim of any nature against the Company, including claims arising out of or in connection with the operation of the Dealerships, (ii)  there is no pending or, to the Knowledge of Seller, threatened dispute which adversely affects, or may adversely affect, the Shares, the Dealership Premises, the Real Property, or the Company (iii) there is no present or, to the Knowledge of Seller, threatened walkout, strike or labor disturbance involving any of the Company’s employees or the Dealerships, (iv) none of the Company, the assets of the Company, the Dealership Premises or the Seller in connection with the operation of the Dealerships are subject to any pending or, to the Knowledge of Seller, threatened litigation, proceeding or administrative investigation, (v) the Company has not violated any federal, state or local law or ordinance or any rule, regulation order or decree of any Governmental Authority (as hereinafter defined) having jurisdiction over it or over any part of its operations or assets, which violation has not been resolved, and (vi) the Company has maintained all licenses and permits and have filed all registrations, reports and other documents required by local, state and federal authorities and regulating bodies in connection with the Dealerships, all of which licenses and permits, to the extent transferable, on the Closing Date will have been transferred to Buyer. None of the actions, suits, proceedings, hearings, and investigations set forth in Schedule 3.1.6 could result in any material adverse impact to the business, financial condition, operations, results of operations, or future prospects of the Company, the Dealerships, or the Real Property.
3.1.7Property. The Owned Real Property is owned by the Company and is adequate for the conduct of the business of the Company as presently conducted. The Company has good, valid marketable, indefeasible and insurable fee simple title to the Owned Real Property, beneficially and of record, and will transfer such title to Buyer at the Closing free and clear of any Encumbrances except Permitted Encumbrances. The Owned Real Property is not subject to any right of first offer, right of first refusal or other right (whether in contract, law or equity) granting in any person or entity a right to acquire an interest in such Real Property except as set forth in Schedule 3.1.7. All labor and services performed on or with respect to the Real Property and all materials supplied to or otherwise incorporated into the Real Property have been fully paid for, and there are no materialman’s, supplier's, laborer's or other similar liens encumbering or otherwise affecting the Real Property. All improvements to the Real Property (“Improvements”) and all machinery, equipment and other tangible property owned or used by the Company are, to the Knowledge of Seller, in good operating condition subject only to ordinary wear and tear. Such tangible properties and all Improvements owned by the Company conform in all material respects with all applicable laws, ordinances, rules and regulations and other applicable laws, and such Improvements do not encroach in any respect on property of others except as set forth in Schedule 3.1.7. Certificates of Occupancy have been issued with respect to the Improvements without special conditions or restrictions except for conditions or restrictions that have been satisfied or complied with. No notice of any pending, threatened or contemplated action by any Governmental Authority or agency having the power of eminent domain has been given to the Company or Seller with respect to the Real Property.
3.1.8Employees and Independent Contractors. Attached as Schedule 3.1.8 is a true and complete list of all employees (“Employees”) and independent contractors of each Dealership, and their dates of hire, positions, exempt or non-exempt status, base salary and commission and/or bonus schedule (if applicable), list of fringe benefits and any other items of value, as well as their 2021, 2022 and 2023 year to date pay plans and full year earnings and whether they participate in the Company’s medical plan or 401k plan. Except as set forth on Schedule 3.1.8, none of such Employees or independent contractors has any employment or similar agreement (written or otherwise) with the Company or the Dealerships. Except as set forth on Schedule 3.1.8, there have not since January 1, 2018 been any unfair labor practice complaints, labor difficulties or work stoppages, or threats thereof, affecting any of the

Company’s activities at the Dealerships. There are no charges with respect to or relating to the Company pending before the Equal Employment Opportunity Commission or any state, local or foreign agency responsible for the prevention of unlawful employment practices. The Company has not received formal notice from any federal, state, local or foreign agency responsible for the enforcement of labor or employment laws of an intention to conduct an investigation of the Company, and, to the actual or constructive knowledge of Seller after due inquiry of senior management personnel of the Company (the “Knowledge of Seller”), no such investigation is in progress. Except as set forth on Schedule 3.1.8, the Company has no collective bargaining or union contracts or agreements and, to the Knowledge of the Seller, there is no union campaign presently being conducted to solicit Employees to authorize a union to request a National Labor Relations Board certification election with respect to any of the Employees at the Dealerships. Each current independent contractor or consultant of the Dealerships is and has been properly characterized as an independent contractor or consultant based on the applicable standards under applicable law. To the Knowledge of Seller, the Dealerships have at all times properly classified each of their respective Employees as employees and as exempt or non-exempt for overtime pay, and have properly classified each of their independent contractors as independent contractors, as applicable, and have treated each person classified by them consistently with such status. To the Knowledge of Seller, all current Employees of the Dealerships who work in the United States are, and all former employees of the Dealerships who worked in the United States whose employment terminated, voluntarily or involuntarily, within the three years prior to the Closing Date, were legally authorized to work in the United States. To the Knowledge of Seller, the Dealerships have completed and retained the necessary employment verification paperwork under the Immigration Reform and Control Act of 1986 (“IRCA”) for the Employees hired prior to the Closing Date. To the Knowledge of Seller, at all times prior to the Closing Date, the Dealerships were in compliance with both the employment verification provisions (including the paperwork and documentation requirements) and the anti-discrimination provisions of IRCA. The Company has never caused any “plant closing” or “mass layoff” as such actions are defined in the Worker Adjustment and Retraining Notification Act, as codified at 29 U.S.C. §§ 2101-2109, and the regulations promulgated therein, or in any similar state law, rule or regulation.
3.1.9Taxes.
(a)The Company has (i) filed, when due, with all appropriate governmental agencies, all returns with respect to Taxes (“Tax Returns”), estimates, reports and statements required to be filed by them, all of which are true and correct, and (ii) paid, when due and payable, all requisite Taxes applicable to them. The Company has withheld all Taxes required to be withheld under applicable tax laws and regulations, and such withholdings have either been paid to the respective Governmental Authorities or set aside in accounts for such purpose or accrued, reserved against and entered upon the books of the Company. No claim has ever been made by a Governmental Authority in a jurisdiction where the Company does not file tax returns that the Company may be subject to taxation by that jurisdiction. The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. The Company does not expect any Governmental Authority to assess any additional Taxes for any period for which tax returns have been filed.
(b)The Company has adequately reserved for the payment of all Taxes with respect to periods ended on, prior to or through the Closing Date for which tax returns have not yet been filed. In the ordinary course, the Company makes adequate provision on its books for the payment of all Taxes (including for the current fiscal period) owed by it. Except to the extent reserves therefor are reflected on the Closing Date Balance Sheet or taxes not yet due and payable or are being contested in good faith through appropriate proceedings, the Company is not liable, or will not become liable, for any Taxes for any period ending on, prior to or through the Closing Date. Except as set forth on Schedule 3.1.9, the Company has not been subject to a federal or state tax audit of any kind, and no adjustment has been proposed by the Internal Revenue Service or any other taxing authority with respect to any return for any subsequent year. All income tax returns for the Company shall be consistent with the Reviewed Balance Sheet. To the Knowledge of Seller, there is no basis for an assertion of a deficiency for Taxes against the Company. Seller will cooperate, and will cause its affiliates and representatives to cooperate, with the Company in the filing of any returns and in any audit or refund claim proceedings involving Taxes for which the Company may be able or with respect to which any of them may be entitled to a refund.
(c)For purposes of this Agreement, “Tax” or “Taxes” means any and all taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority or taxing authority, including: taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, minimum, alternative minimum, estimated, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs duties, tariffs, and similar charges.
(d)Any loan directly or indirectly incurred by the Company pursuant to the Paycheck Protection Program, established by the under Section 1102 of the Coronavirus Aid, Relief, and Economic Security (the “CARES Act”), as amended or supplemented from time to time by interim rules, policy statements, FAQs, or otherwise, or any other lending program authorized by the CARES Act and administered by the U.S. Small Business Administration (the “SBA”) were duly applied for, administered in accordance with applicable law, and forgiven in full by the lender party thereto and the SBA in accordance with the underlying loan terms, the CARES Act, and all other applicable law.
3.1.10Employee Benefit Plans.
(a)Set forth on Schedule 3.1.10(a) hereto is a true and complete list of:
(i)each employee pension benefit plan, as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974 (“ERISA”), currently maintained or maintained at any time within the past six (6) years by either of the Company or any member of a control group under Section 414(b), (c) or (m) of the Code, that includes either of the Company (each an “ERISA Entity” and collectively the “ERISA Entities”), or to which any ERISA Entity is required or was required at any time within the past six (6) years to make contributions (“Pension Benefit Plan”);
(ii)each employee welfare benefit plan, as defined in Section 3(1) of ERISA, maintained or maintained at any time within the past six (6) years by any ERISA Entity or to which any ERISA Entity is required or was required at any time within the past six (6) years to make contributions (“Welfare Benefit Plan”); and

(iii)a list of any 401k or similar benefit plan loans outstanding to any of the Company’s employees.
True and complete copies of all Pension Benefit Plans and Welfare Benefit Plans (collectively, “ERISA Plans”) will be delivered to or made available to Buyer together with, as applicable with respect to each such ERISA Plan, trust agreements, summary plan descriptions, all IRS determination letters or applications therefor with respect to any Pension Benefit Plan intended to be qualified pursuant to Section 401(a) of the Code, and valuation or actuarial reports, accountant’s opinions, financial statements, IRS Form 5500s (or 5500-C or 5500-R) and summary annual reports for the last three years.
(b)With respect to the ERISA Plans, except as set forth on Schedule 3.1.10(b):
(i)there is no ERISA Plan which is a “multiemployer” plan as that term is defined in Section 3(37) of ERISA (“Multiemployer Plan”);
(ii)no event has occurred or (to the Knowledge of Seller) is threatened or about to occur which would constitute a prohibited transaction under Section 406 of ERISA or under Section 4975 of the Code;
(iii)each ERISA Plan has operated since its inception in accordance with the reporting and disclosure requirements imposed under ERISA and the Code and has timely filed Form 5500e (or 5500-C or 5500-R) and predecessors thereof; and
(iv)no ERISA Plan is liable for any federal, state, local or foreign Taxes.
(c)Each Pension Benefit Plan intended to be qualified under Section 401(a) of the Code:
(i)has been qualified, from its inception, under Section 401(a) of the Code, and the trust established thereunder has been exempt from taxation under Section 501(a) of the Code and is currently in compliance with applicable federal laws;
(ii)has been operated, since its inception, in accordance with its terms and there exists no fact which would adversely affect its qualified status; and
(iii)is not currently under investigation, audit or review by the IRS or (to the knowledge of any ERISA Entity or to the Knowledge of Seller) no such action is contemplated or under consideration and the IRS has not asserted that any Pension Benefit Plan is not qualified under Section 401(a) of the Code or that any trust established under a Pension Benefit Plan is not exempt under Section 501(a) of the Code.

(d)Except as set forth in Schedule 3.1.10(c), with respect to each Pension Benefit Plan which is a defined benefit plan under Section 414(j) of the Code and, for the purpose solely of Section 3.1.10(d)(iv) hereof, each defined contribution plan under Section 414(i) of the Code:
(i)no liability to the Pension Benefit Guaranty Corporation (“PBGC”) under Sections 4062-4064 of ERISA has been incurred by any ERISA Entity since the effective date of ERISA and all premiums due and owing to the PBGC have been timely paid;
(ii)the PBGC has not notified any ERISA Entity or any Pension Benefit Plan of the commencement of proceedings under Section 4042 of ERISA to terminate any such plan;
(iii)no event has occurred since the inception of any Pension Benefit Plan or (to the knowledge of any ERISA Entity or to the Knowledge of Seller) is threatened or about to occur which would constitute a reportable event within the meaning of Section 4043(b) of ERISA;
(iv)no Pension Benefit Plan ever has incurred any “accumulated funding deficiency” (as defined in Section 302 of ERISA and Section 412 of the Code); and
(v)if any of such Pension Benefit Plans were to be terminated on the Closing Date (A) no liability under Title IV of ERISA would be incurred by any ERISA Entity, and (B) all benefits accrued to the day prior to the Closing Date (whether or not vested) would be fully funded in accordance with the actuarial assumptions and method utilized by such plan for valuation purposes.
(e)With respect to each Pension Benefit Plan, Schedule 3.1.10(e) contains a list of all Pension Benefit Plans to which ERISA has applied which have been or are being terminated, or for which a termination is contemplated, and a description of the actions taken by the PBGC and the IRS with respect thereto.
(f)The approximate aggregate of the amounts of contributions by any ERISA Entity to be paid or accrued under ERISA Plans for the current fiscal year is set forth on Schedule 3.1.10(f) (the “Aggregate ERISA Contributions”), and the Aggregate ERISA Contributions are not expected to exceed the total amount set forth on Schedule 3.1.10(f). To the extent required in accordance with GAAP (except for the absence of footnote disclosure), the Financial Statements (hereinafter defined) reflect in the aggregate an accrual of all amounts of employer contributions accrued but unpaid by the Company under the ERISA Plans as of the dates of such statements.
(g)With respect to any Multiemployer Plan (i) no ERISA Entity has since its formation, made or suffered a “complete withdrawal” or “partial withdrawal” as such terms are respectively defined in Sections 4203 and 4205 of ERISA; (ii) there is no withdrawal liability of any ERISA Entity under any Multiemployer Plan, computed as if a “complete withdrawal” by such ERISA Entity had occurred under each such Plan as of December 31, 2009; and (iii) no ERISA Entity has received notice to the effect that any Multiemployer Plan is either in reorganization (as defined in Section 4241 of ERISA) or insolvent (as defined in Section 4245 of ERISA).
(h)With respect to the Welfare Benefit Plans:
(i)There are no liabilities of any ERISA Entity under any Welfare Benefit Plan with respect to any condition which relates to a claim filed on or before the Closing Date.
(ii)No claims for benefits are in dispute or litigation.
(iii)No Welfare Benefit Plan is currently under audit, investigation or review by any governmental agency, including, but not limited to the IRS and/or the Department of Labor or (to the Knowledge of Seller) no such action is contemplated or under consideration.
(i)No ERISA Plan or any other arrangement maintained by any ERISA Entity provides post-retirement medical, vision, dental, prescription drug, health and/or life insurance benefits (other than as required by Section 601 of ERISA (COBRA coverage)).
(j)The ERISA Entities are in compliance with all continuation coverage requirements under Section 601 of ERISA (COBRA coverage). The total number of individuals with respect to which all ERISA Entities have liability or obligation with respect to COBRA as of the date hereof is not more than ten (10).
3.1.11Investments.
(a)None of the business of the Dealerships is conducted through any person or entity other than the Company.
(b)Immediately following the Closing, Seller shall not (i) hold any rights in any tangible personal property or Proprietary Rights of the Dealerships (other than through indirect ownership of Buyer) or (2) have any operations that contribute to or were used in the conduct of the Dealerships as of the date hereof (other than through indirect ownership of Buyer).
3.1.12Financial Statements. Attached as Schedule 3.1.12 are true and complete copies of: (i) the month and year to date financial statements of the Company provided to the OEMs for the years ended December 31, 2021 and December 31, 2022, and (ii) the monthly and year-to-date financial statements provided to the OEMs for each month between January 1, 2023 and October 31, 2023 (collectively, the “Financial Statements”). The Financial Statements are consistent with and in accordance with the books and records of the Company, fairly present the financial position, results of operations, shareholders’ equity and changes in financial position of the Company as of the dates and for the periods indicated in conformity with GAAP consistently applied during such periods (except for the absence of footnote disclosures and except that the Financial Statements are not reviewed or audited), and indicate all adjustments, which consist of only normal recurring accruals, necessary for such fair presentations. The statements of income included in the Financial Statements do not contain any items of special or nonrecurring income except as expressly specified therein, and the balance sheets included in the Financial Statements do not reflect any write-up or revaluation increasing the book value of any assets except as set forth in Schedule 3.1.12. The books and accounts of the Company are complete and correct in all material respects and fairly reflect all of the transactions, items of income and expense and all assets and liabilities of the business of the Company.
3.1.13No Undisclosed Liabilities. The Company does not have any liability of any nature (whether due or to become due, accrued, absolute or contingent), including, without limitation, any unfunded obligation under employee benefit plans or arrangements or pension obligations or liabilities for Taxes, except for (a) liabilities reflected or reserved against on the most recent Financial Statements, (b) current liabilities incurred in the ordinary course of business and consistent with past practice after the date of the latest balance sheet included in the Financial Statements, (c) liabilities fully insured by insurance policies, or (d) liabilities fully indemnified by an OEM or a third party in the ordinary course of business.
3.1.14No Material Adverse Changes. Except as set forth on Schedule 3.1.14 and in exceptions (a), (b), (c) and (d) in Section 3.1.13, the Company has no material obligation or liability in connection with the Dealerships (including any contingent obligation) arising (a) from conduct of the business of, or otherwise relating to the Dealerships, or (b) out of transactions entered into at or prior to the Closing, or any action or inaction at or prior to the Closing or any occurrence or state of facts existing at or prior to the Closing, other than liabilities and obligations which are included in latest Financial Statements in the ordinary course of business in connection with the Dealerships or matters disclosed in this Agreement and the Schedules attached hereto, or as may have been otherwise disclosed in writing by Seller to Buyer.
3.1.15Insurance. Schedule 3.1.15 contains a description of each property and liability insurance policy maintained by the Company with respect to the operation of the Dealerships and the Real Property, and each such policy is in full force and effect. The Company has not received notice of any default and the Company is not in default with respect to its obligations under any such insurance policy maintained by the Company.
3.1.16Intellectual Property Rights. The Company either owns or is otherwise entitled to use all Proprietary Rights (as defined below) used in connection with the conduct the business of the Dealerships as presently conducted. For purposes of this Agreement, “Proprietary Rights” means all (i) patents, patent applications, patent disclosures and improvements thereto, (ii) trademarks, service marks, trade dress, logos, trade names and corporate names, internet domains, URLs and social media sites and registrations and applications for registration thereof, (iii) copyrights and registrations and applications for registration thereof, (iv) mask works and registrations and applications for registration thereof, (v) computer software data and documentation, (vi) trade secrets and confidential business information (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information), (vii) other Proprietary Rights, and (viii) copies and tangible embodiments thereof (in whatever form or medium). The conduct of the business of the Company and the unrestricted use of the Proprietary Rights, do not infringe or misappropriate any rights held or asserted by any person and, to the Knowledge of Seller, no person or entity is infringing on any Proprietary Rights. No payments are required for the continued use of the Proprietary Rights except as set forth in this Agreement or in a schedule thereto. None of the Proprietary Rights has ever been declared invalid or unenforceable, or is the subject of any pending or, to the Knowledge of Seller, threatened action for opposition, cancellation, declaration, infringement, or invalidity, unenforceability or misappropriation or like claim, action or proceeding. Schedule 3.1.16 lists the Company’s material Proprietary Rights, including (w) the telephone and facsimile numbers used by the Dealership, (x) a list of the Company’s logos, website domain names, URLs and social media pages and properties (including Google Local Listings, Facebook, Twitter, Instagram, YouTube, Google Maps, Yelp), (y) all trade names, “doing business as names” and (z) trademarks and copyrights owned by the Company.
3.1.17Dealership Premises; Environmental. Except as disclosed in Schedule 3.1.17, the Company enjoys and has the right to peaceful and undisturbed possession of the Dealership Premises. The Company’s operations on the Dealership Premises, including improvements thereon, do not violate, to the Knowledge of Seller, any applicable building code, zoning requirement or classification, or pollution control ordinance or statute relating to the Dealership Premises or to such operations, or any other applicable law, regulation or ordinance, in a manner that may adversely affect the present conduct of the business of the Dealerships, and if such non-violation is dependent, in any instance, on any so-called non-conforming use or structure exceptions, such non-conforming use or structure exceptions will not expire or terminate as a result of the transaction contemplated in this Agreement or the Related Agreements. Without limiting the generality of the foregoing, except as disclosed in Schedule 3.1.17:
(a)There are no parties, other than the Company, in possession of any of the Real Property, and there are no leases, subleases, licenses or other rights creating a possessory interest in the Real Property. Further, the Company does not lease any real property from third parties in connection with the operation of the Dealerships.
(b)To the Knowledge of Seller, there are no material defects in design, workmanship or materials in any of the improvements or facilities on the Dealership Premises, including, but not limited to, the air conditioning, heating, plumbing, electrical, and all other mechanical and operating systems (collectively, the “Building Systems”), and the roof, foundation and load-bearing structure. The Building Systems are in good, serviceable and safe operating condition giving due account to ordinary wear and tear. The roofs on the buildings located upon the Real Property do not leak.
(c)There are no underground storage tanks or any underground lifts of any nature under the Dealership Premises.
(d)To the Knowledge of Seller, the Dealership Premises, the use thereof, and any operations now or heretofore conducted by Company at the Dealership Premises, are, and have been, in compliance with all applicable Environmental Laws (as hereinafter defined); all federal, state and local permits, licenses, registrations and authorizations required for the use of and operations at the Dealership Premises have been obtained and further, there are currently no violations of such permits, licenses, registrations or authorizations; there are no claimed, alleged or threatened violations of or liabilities under any Environmental Laws with respect to the Dealership Premises; to the Knowledge of Seller, there have been no releases of Hazardous Substances (as hereafter defined) at, on or under the Dealership Premises which have given rise to a cleanup or remediation obligation under Environmental Laws which has not been completed in accordance with Environmental Laws during the Company’s possession of the Dealership Premises, the Dealership Premises have not been used for the treatment, storage or disposal of any Hazardous Substances as such treatment, storage or disposal may be regulated under the Resource Conservation and Recovery Act, 42 U.S.C. 6901 et seq. or its state counterparts, as amended and/or reauthorized, and regulations promulgated thereunder, except as is permitted under applicable Environmental Laws in connection with the operation of the Dealerships.
(i)“Environmental Laws” means all federal, state and local laws, whether common laws, court or administrative decisions, statutes, rules, regulations, ordinances, court orders and decrees, and administrative orders and all administrative policies and guidelines concerning action levels of a Governmental Authority now or hereafter in effect relating to the environment, public health, occupational safety, industrial hygiene, any Hazardous Substance (including, without limitation, the disposal, generation, manufacture, presence, processing, production, release, storage, transportation, treatment or use thereof), or the environmental conditions on, under or about the Dealership Premises, as amended and as in effect from time to time (including, without limitation, the following statutes and all regulations thereunder as amended and in effect from time to time: the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. §§ 9601, et seq.; the Superfund Amendments and Reauthorization Act of 1986, Title III, 42 U.S.C. §§ 11001, et seq.; the Clean Air Act, 42 U.S.C. §§ 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300(f), et seq.; the Solid Waste Disposal Act, 42 U.S.C. §§ 6901, et seq.; the Hazardous Materials Transportation Act, as amended, 49 U.S.C. §§ 1801, et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §§ 6901, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. §§ 1251, et seq.; the Toxic Substances Control Act of 1976, 15 U.S.C. §§ 2601, et seq.; and the Occupational Safety and Health Act, 29 U.S.C. §§ 651, et seq.; and any successor statutes and regulations to the foregoing.
(ii)“Hazardous Substances” means, other than those specifically allowed by law to be utilized at the Dealership Premises, (I) all chemicals, materials and substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “contaminants” or “pollutants,” or words of similar import, under any applicable Environmental Law; and (II) all other chemicals, materials and substances, exposure to which is prohibited, limited or regulated by any Governmental Authority, including, without limitation, asbestos and asbestos-containing materials in any form, lead-based paint, radioactive materials, polychlorinated biphenyls (“PCB’s”), and substances and compounds containing PCB’s.
(iii)“Governmental Authority” means any United States federal, state or local or any foreign government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

(e)There is nothing that would preclude or interfere with the Buyer’s quiet enjoyment of the Dealership Premises except as set forth in Schedule 3.1.7. The Dealership Premises are benefited by all easements and rights of ingress and egress and for utilities and services necessary for all of the Company’s operations at the Dealership Premises. Neither the whole nor any portion of the Dealership Premises has been condemned, requisitioned or taken by any Governmental Authority nor, to the Knowledge of Seller, is any such condemnation, requisition or taking threatened or contemplated.
(f)Except for leases set forth on Schedule 3.1.17(f) (the “Third Party Leases” and the property underlying such Third Party Leases, the “Leased Real Property”), a true and complete copy of which have been provided to Buyer, the Company is not party to, nor does the Company nor any of its affiliates guarantee any obligations with respect to, any leases, subleases, or licenses or other documents creating a possessory interest in real property. Neither the Company nor the counterparty is in default under the Third Party Leases in any material respect and to the Knowledge of Seller no state of facts exist which with giving notice or the passage of time, or both, would constitute a default by the Company or the counterparty under the Third Party Leases.
3.1.18Propriety of Past Payments. To the Knowledge of Seller, no accumulation or use of the Company’s funds or assets have been made without being properly accounted for in its books and records; all payments by or on its behalf have been duly and properly recorded and accounted for in its books and records; no false or artificial entry has been made in its books and records for any reason; no payment has been made by or on behalf of the Company with the understanding that any part of such payment is to be used for any purpose other than that described in the documents supporting such payment; and the Company has not made, directly or indirectly, any illegal contributions to any political party or candidate, either domestic or foreign. Neither the IRS nor any other federal, state, local or foreign government agency or entity has initiated or threatened any investigation of any payment made by the Company of, or alleged to be of, the type described in this Section 3.1.18.
3.1.19Fixed Assets; Inventory; Accounts Receivable.
(a)The Company has good and valid title to the Fixed Assets and Excluded Fixed Assets, free and clear of all Encumbrances except Permitted Encumbrances. All Fixed Assets and Excluded Fixed Assets material to the current operation of the Dealerships are, and shall on the Closing Date be, in operating condition and repair, reasonable wear and tear excepted. All of the Dealerships’ inventory was acquired in the ordinary course of business and is in good condition and is usable and saleable in the ordinary course of the Dealerships’ business except inventory which has been written off or reserves established on the Company’s Records.
(b) The values at which inventories are carried on the Financial Statements and the values at which inventories will be carried on the Closing Date Balance Sheet reflect, or will reflect, the normal inventory valuation policies of the Company, and such values are, or in the case of the Closing Date Balance Sheet will be, in conformity with GAAP consistently applied (except for the absence of footnote disclosures). Other than with respect to security interests in connection with floorplan loans and as set forth in Schedule 3.1.19(b), the Company has good and valid title to the inventory, free and clear of all Encumbrances. None of the vehicles owned by the Company has been, or will be on the Closing Date salvaged or rebuilt or have any frame, flood or other damage impairing its salability in the ordinary course of business except as disclosed to Buyer at least five (5) Business Days prior to the Closing Date.

(c)All accounts receivable reflected on the Financial Statements are, and all accounts receivable that will be or will have been reflected on the Closing Date Balance Sheet will be, accounts receivable that have arisen in the ordinary course of business and that can reasonably be expected to be collected in the ordinary course of business except for reserves on the Financial Statements.
(d)Schedule 3.1.19(d) sets forth a list of customer orders received during the twelve (12) months prior to the Closing Date, including “we owes”, for New Vehicles, Used/Other Vehicles, Other Vehicles, the OEM Parts and the Non-OEM Parts (the “Unfilled Customer Orders”), and related customer deposits or payments received from customers (including deposits on Work In Process) prior to Closing with respect to the Unfilled Customer Orders (the “Deposits”). The Unfilled Customer Orders involve customary and reasonable profit.
3.1.20Business Names. Schedule 3.1.20 contains a complete list of all names, including “doing business as” by which the Company, or any of the Company’s related predecessors-in-interest, if applicable, have conducted business at any time during the five (5) years preceding the date of this Agreement.
3.1.21Brokers. Neither the Company nor Seller nor anyone acting on their behalf has employed any financial advisor, broker or finder or incurred any liability for any financial advisory, brokerage or finder’s fee or commission in connection with this Agreement, the Related Agreements or the transactions contemplated by such Agreements.
3.1.22OEM Actions. Except as set forth on Schedule 3.1.22, the OEMs have not taken or proposed to take any action (excluding allocation or non-delivery of vehicles and parts generally applicable to all dealerships as a result of supply chain issues) that could reasonably be expected to have a material adverse effect on the Company or the Dealerships, including, but not limited to: (i) relocating or closing of any of the Dealerships; (ii) relocating any other dealership or establishing or awarding a new franchise for a dealership to a location that could reasonably be expected to have a material adverse effect on the Company or the Dealerships; (iii) protesting any action taken or proposed to be taken by Company or the Dealerships; or (iv) issuing a “cure letter” to the Company relating to Company’s underperformance in operations, facility upgrades or any other aspect of Company’s business. The Company has delivered to Buyer copies of any written documentation or proposals relating to the foregoing in the possession of the Company or has disclosed such on Schedule 3.1.22, including, but not limited to, any strategic plans of the OEMs known to Seller relating to the distribution, marketing, facilities or corporate image or alignment or any documentation relating to specific plans, proposals or waivers with respect to the Dealerships.
3.1.23Privacy and Data Security Compliance. To the Knowledge of Seller, each of the Company’s and Dealership’s vendors, has (a) operated the Dealerships’ businesses at all times in material compliance with all applicable privacy and data security laws, (b) complied with its corporate policies applicable to data privacy, data security and “personal information” at all times, and (c) not experienced any incident in which “personal information” or other sensitive data was or may have been stolen or improperly accessed. For purposes of this Agreement, (i) “Personal Information” means personally identifiable information from any individuals or other information subject to Privacy Requirements, including without limitation any customers, prospective customers, employees and/or third parties and (ii) “Privacy Requirements” means (A) all applicable laws and applicable contract terms regarding personal data, privacy and personally identifiable information, including its acquisition, collection, retention, processing, handling, use, transfer, disposal or disclosure; (B) any privacy statement (including without limitation on any website of the Company or the Dealerships) or privacy policy; (C) all applicable laws and applicable contract terms regarding marketing or sales methods; (D) all applicable laws relating to anti-wiretapping and security and data breach notification; and (E) all applicable payment card industry standards regarding data security and privacy. The Company has implemented and presently maintains, and periodically tests the efficacy of, commercially reasonable policies, programs, and procedures (including administrative, technical, and physical safeguards): (i) to protect against unauthorized access, use, modification, and disclosure of and to protect the confidentiality, integrity, and security of, “Customer Information” (as defined in 16 CFR § 314.2(b)) and “nonpublic personal information” (as defined in the Gramm-Leach-Bliley Act (15 U.S.C. § 6801 et seq.) and any rules promulgated thereunder) in the Company’s possession, custody, or control; and (ii) as required to comply with applicable law.
3.1.24Contracts; Etc. As used in this Agreement, the term “Company Agreements” shall mean all mortgages, indenture notes, agreements, contracts, leases, licenses, franchises, obligations, instruments or other commitments, arrangements or understandings of any kind, whether written or oral to which the Company is a party or by which the Company or any of its assets or properties (including the Real Property and the Improvements) may be bound or affected, including all amendments, modifications, extensions or renewals of any of the foregoing. Set forth on Schedule 3.1.24 is a complete and accurate list of each Company Agreement in excess of $20,000.00 of payments annually (“Material Company Agreement”). True and complete copies of all written Company Agreements will be delivered or made available to Buyer at least 15 days prior to the expiration of the Due Diligence Period, and the Company has provided Buyer with accurate and complete written summaries of all Material Company Agreements which are unwritten. Except as set forth on Schedule 3.1.24, each of the Material Company Agreements is valid and enforceable in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance or other similar laws affecting creditors generally, and the Company, is not, nor, to the Knowledge of Seller, is any other party thereto in breach of or default under any Material Company Agreement, and no event has occurred which (after notice or lapse of time or both) would become a breach or default under, or would permit modification, cancellation, acceleration or termination of, any Material Company Agreement or result in the creation of any Encumbrance upon, or any Person obtaining any right to acquire, any properties, assets or rights of the Company in any such case where such breach, default or other event would have, or could reasonably be expected to have, a material and adverse effect on the Company. There are no unresolved disputes involving the Company under any Material Company Agreements.
3.1.25Miscellaneous.
(a)Except as set forth in Schedule 3.1.25(a), within the two (2) year period prior to the date hereof, the Company has not established or implemented any customer revenue sharing, rewards or loyalty or other similar program that affords customers future credits, rebates or discounts against future purchases of vehicles, goods or services from the Company.
(b)Schedule 3.1.25(b) correctly identifies each bank account maintained by or on behalf of for the benefit of the Company and the name of each person with any power or authority to act with respect thereto.
(c)Schedule 3.1.25(c) correctly identifies the name of every person holding a power of attorney for the Company and correctly describes the power of attorney.
(d)Schedule 3.1.25(d) correctly lists all officers and directors of the Company.

3.1.26Disclosure. Neither this Agreement, nor any Related Agreement, Schedule or other document, certificate or item delivered by or on behalf of Seller or at the Company’s direction pursuant to this Agreement, or any Related Agreement, contains any untrue statement of a material fact by Seller or Company or omits to state a material fact by Seller or Company necessary to make each statement contained herein or therein not misleading. To the Knowledge of Seller, there is no fact which has not been disclosed to Buyer which has a material adverse effect on the business, financial condition, operating results, assets or employee, customer or supplier relations of the Company relating to the Dealership.
All of the representations and warranties of the Company and Seller contained in this Section 3.1 shall survive the Closing hereunder and continue in full force and effect for a period of eighteen (18) months after the Closing Date, except that (i) the Seller Fundamental Representations (other than Section 3.1.9 and 3.1.10) shall survive for a period of six (6) years; and (ii) the representations and warranties in Section 3.1.9 (Taxes) and Section 3.1.10 (Employee Benefit Plans) shall survive the Closing for the applicable statutes of limitations and any notice of claim relating thereto or arising therefrom must be given in writing prior to the expiration of the applicable representation and warranty.
3.2Buyer’s Representations and Warranties. Buyer represents and warrants to Seller as of the date of this Agreement and the Closing Date as follows:
3.2.1Organization. Buyer is a corporation or a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has the power and authority to enter into this Agreement and the Related Agreements and to consummate the transaction contemplated by this Agreement and the Related Agreements.
3.2.2Authorization; Enforceability. Assuming the receipt of the Board Approval, the execution, delivery and performance of this Agreement and each Related Agreement by Buyer have been duly authorized by all necessary action on the part of Buyer. This Agreement and the Related Agreements each constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with their terms, subject to the effect of bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance or other similar laws affecting creditors generally. Buyer’s execution, delivery and performance of this Agreement and the Related Agreements does not and will not (i) constitute a breach or violation of Buyer’s formation documents or bylaws or (ii) constitute a breach or violation of any law, rule, regulation, material agreement, indenture, deed of trust, mortgage, loan agreement or any material instrument to which Buyer is a party.
3.2.3Brokers. Neither Buyer nor anyone acting on its behalf has employed any financial advisor, broker or finder or incurred any liability for any financial advisory, brokerage or finder’s fee or commission in connection with this Agreement, the Related Agreements or the transaction contemplated by such agreements.
3.2.4No Conflicts. Buyer’s execution, delivery and performance of this Agreement and the Related Agreements does not and will not (i) constitute a breach or violation of any provision of law or of Buyer’s incorporation documents or bylaws, (ii) constitute a breach or violation of any law, rule, regulation, material agreement, indenture, deed of trust, mortgage, loan agreement or any material instrument to which Buyer is a party or by which Buyer is bound or affected, or (iii) constitute a violation of any order, judgment or decree by which Buyer is bound or affected.
All of the representations and warranties of Buyer contained in this Section 3.2 shall survive the Closing hereunder and continue in full force and effect for a period of eighteen (18)

months after the Closing Date, except that the representations and warranties in Section 3.2.1, 3.2.2 and 3.2.3 shall survive for a period of six (6) years after the Closing Date.
4.CERTAIN COVENANTS.
4.1Approvals and Consents. Seller, on behalf of the Company, will obtain, in writing and without penalty to or payment by Buyer, all necessary approvals and consents required for the Company to authorize, approve and execute this Agreement and the Related Agreements and to consummate the sale of the Shares to Buyer and the transfer of ownership of the Dealerships and Real Property to Buyer. Promptly following the execution of this Agreement, the Company shall notify the OEMs and request OEM approval of the transactions contemplated by this Agreement. After such notification, Buyer shall, upon access to the applicable OEM application, complete and submit the completed application for approval to operate the applicable Dealership to the applicable OEM (“OEM Approvals”). Buyer shall have up to the Closing Date to receive the OEM Approvals and other third party approvals, including state licensing and regulatory approvals, necessary to operate the Dealerships provided, however, if Buyer has not received the OEM Approvals or other third party approvals necessary to operate the Dealerships by the Closing Date, Buyer shall be entitled to a sixty (60) day extension of the Closing Date, upon written notice by Buyer to the Company. Should Buyer require an extension of the Closing Date, the Closing Date shall be a Monday within ten (10) days of receipt by Buyer of the OEM Approvals or other required third-party approvals, unless otherwise agreed.
4.2Access to Premises and Records; Inspection. Between the date hereof and the Closing Date, Seller will cause the Company to (a) provide to the employees and other authorized representatives and consultants of Buyer full access, during normal business hours, to the Dealership Premises, personnel (including in-house accountants and outside accountants), financial, technical and operating data, books, tax returns, contracts, commitments, computer systems, employee files and other information and Records of the Company, with all arrangements for access to be made through an individual designated by the Company, and (b) make available for inspection and copying by Buyer true and complete copies of any documents relating to the foregoing. Without limiting the foregoing, the Company shall provide to Buyer’s employees, authorized representatives and consultants such access as is needed (i) to conduct physical and environmental inspections of the Dealership Premises (including Phase I and Phase II environmental assessments) during the Due Diligence Period, (ii) to conduct an ALTA survey of the Dealership Premises during the Due Diligence Period, (iii) to evaluate and interview all Employees, and (iv) to inspect the Company’s assets. In addition, no less than fifteen (15) days prior to the Closing, the Company shall provide Buyer with information and access which will allow Buyer to prepare for the conversion IT infrastructure, employee email accounts, DMS systems, CRM databases and other items related to Dealership operations; provided that, such access does not unreasonably interfere with the Company’s operation of the Dealership prior to Closing.

4.3Operation of Business. Between the date hereof and the Closing, Seller will cause the Company to, and the Company will: (a) operate the Dealership in the ordinary course consistent with past practice; (b) use its best efforts to preserve the Dealership’s operations so that Buyer will obtain the benefits intended to be afforded by this Agreement; (c) not take or permit any action which would result in any representation or warranty of Seller becoming incorrect or untrue in any respect; (d) obtain the prior written approval of Buyer in connection with all material decisions affecting the business, operations, assets and liabilities of the Dealerships which will not be unreasonably withheld or untimely given by Buyer; (e) not make any change in the Company’s Articles of Incorporation or Bylaws, issue any additional shares of capital stock or equity securities or grant any option, warrant or right to acquire any capital stock or equity securities or issue any security convertible into or exchangeable for its capital stock or alter any term of any of its outstanding securities or make any change in its outstanding shares of capital stock or other ownership interests or its capitalization, whether by reason of a reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, stock dividend or otherwise; (f) not (i) incur, assume or guarantee any indebtedness for borrowed money, issue any notes, bonds, debentures or other corporate securities or grant any option, warrant or right to purchase any thereof, except pursuant to transactions in the ordinary course of business consistent with past practices, (ii) issue any securities convertible or exchangeable for debt securities of the Company, or (iii) issue any options or other rights to acquire from the Company, directly or indirectly, debt securities of the Company or any security convertible into or exchangeable for such debt securities; (g) not subject any of its assets, or any part thereof, to any Encumbrance or suffer such to be imposed other than such Encumbrances as may arise in the ordinary course of business consistent with past practices by operation of law; (h) not make or commit to make any individual capital expenditure in excess of $25,000; (i) not settle, release or forgive any material claim or litigation or waive any material right (with any claim in excess of $5,000 or otherwise seeking equitable relief being deemed material for purposes of this Section 4.3); (j) not enter into any new (or amend any existing) employee benefit plan, program or arrangement or any new (or amend any existing) employment, severance or consulting agreement, grant any general increase in the compensation of officers or employees (including any such increase pursuant to any bonus, pension, profit-sharing or other plan or commitment) or grant any increase in the compensation payable or to become payable to any employee, except in accordance with pre-existing contractual provisions or consistent with past practices; (k) not (i) make any material change to the Real Property or the Improvements or (ii) subject the Real Property or the Improvements or any part thereto to any Encumbrance or suffer such to be imposed (l) retain the Employees (subject to routine employee dismissals in the ordinary course of business consistent with past practices and which are not material to the Dealership) and not increase or otherwise materially modify the salary, wages pay plan or fringe benefits of any Employee outside of the ordinary course of business; and (m) notify Buyer in writing promptly after the Company or Seller becomes aware of the occurrence of any event or condition that might result in any of Seller’s statements, representations and warranties in this Agreement or in any Related Agreement being or becoming untrue.
4.4Notices. Buyer and Seller will promptly notify the other in writing if it or they receive any notice, or otherwise becomes aware, of any action or proceeding instituted or threatened before any court or governmental agency by any third party to restrain or prohibit, or obtain substantial damages in respect of this Agreement or any Related Agreement or the consummation of the transaction contemplated by such agreements.
4.5Assurance by Seller. Seller shall cause the Company to comply with its covenants set forth in this Agreement.
4.6Company Indebtedness. At the time of the Closing, the Company’s only indebtedness shall be (a) floor plan financing directly relating to the Company’s new vehicle inventory on the Closing Date, and the total floor plan financing will not exceed the wholesale value of the Company’s new and used vehicle inventory; (b) accounts payable incurred in the ordinary course of business consistent with past practice (which accounts payable will be reflected on the Closing Date Balance Sheet); (c) Taxes payable incurred in the ordinary course of business (which Taxes payable will be reflected on the Closing Date Balance Sheet), and (d) such other obligations or liabilities as set forth on Schedule 4.6, provided that any such obligations or liabilities shall be reflected as liabilities on the Closing Date Balance Sheet.
4.7Restrictions on Soliciting and Hiring Employees. Seller, on behalf of itself and its respective affiliates (excluding Penske Automotive Group, Inc. and its subsidiaries),

(collectively, the “Seller Entities”), agree and covenant that from the date of this Agreement through the five (5) year anniversary of the Closing Date, they shall not, directly or indirectly, without the prior written consent of Buyer, hire, induce, solicit or attempt to hire, induce or solicit any of the employees of the Dealerships to become an employee or independent contractor of any Seller Entities without the prior written consent of Buyer. Seller further covenants to (i) cause those individuals set forth on Schedule 4.7 to comply with the terms of this Section 4.7 as if this Section applied to them in their individual capacities and (ii) enforce at the expense of Buyer the terms and conditions set forth on the agreements listed on Schedule 4.7 (the “Third Party Agreements”) at the request of Buyer as if Buyer were a third party beneficiary thereto.
4.8Non-Compete. For a period of five (5) years after the Closing Date, the Seller Entities (excluding Penske Automotive Group, Inc., Penske Truck Leasing Co., L.P., and their subsidiaries) shall not, directly or indirectly, for itself, himself or herself, or on behalf of or in conjunction with any person, partnership, corporation or other entity, own, finance, operate, control, or participate or engage in the ownership, financing, management, operation or control of, or be connected with as an officer, employee, partner, director, stockholder, representative, consultant, independent contractor, guarantor, advisor or any other similar capacity or otherwise have a financial interest in, a proprietorship, partnership, joint venture, association, corporation or other business organization or enterprise having a dealership/franchise or business engaged in the sale, leasing or servicing of new or used motor vehicles within the Restricted Territory unless otherwise agreed; provided, however, that the beneficial ownership of less than one percent (1%) of the shares of stock of any corporation having a class of equity securities actively traded on a national securities exchange or over-the-counter market. For purposes of this Agreement, “Restricted Territory” shall mean the Island of Nantucket and a 75-mile radius around the Dealership Premises. Seller further covenants to, at Buyer’s expense, (i) cause those individuals set forth on Schedule 4.7 to comply with the terms of this Section 4.8 as if this Section applied to them in their individual capacities and (ii) enforce the terms and conditions set forth in the Third Party Agreements at the request of Buyer as if Buyer were a third party beneficiary thereto. The Seller Entities agree and acknowledge that the restrictions contained in Sections 4.7 and 4.8 are reasonable in scope and duration and are necessary to protect Buyer after the Closing in consideration for the transactions contemplated by the Agreement. If any provision of Section 4.7 or 4.8 as applied to any party or to any circumstance, is adjudged by a court to be invalid or unenforceable, the same will in no way affect any other circumstance or the validity or enforceability of the remainder of this Agreement. If any such provision, or any part thereof, is held to be unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision, and/or to delete specific words or phrases, and in its reduced form, such provision shall then be enforceable and shall be enforced. The parties agree and acknowledge that the breach of this Section 4.7 or Section 4.8 will cause irreparable damage to Buyer and upon breach of any provision of this Section 4.7 or Section 4.8, Buyer shall be entitled to seek injunctive relief, specific performance or other equitable relief; provided, however, that the foregoing remedies shall in no way limit any other remedies which Buyer may have (including, without limitation, the right to monetary damages). The Seller Entities shall not retain any originals or copies of any customer lists, files, records or other documents or materials pertaining or related to the Dealerships, and in no event shall the Seller Entities use such lists, files, records or other documents and materials in any manner in connection with any other business owned by the Seller Entities.
4.9Confidentiality. In consideration of Buyer’s payment of the Purchase Price, Seller hereby covenants that after the Closing that it will hold in confidence and not make use of or disclose any Confidential Information they possess relating to the Dealership or its customers without the prior written consent of Buyer, which consent may be withheld in Buyer’s sole discretion. For purposes of this Agreement, the term “Confidential Information” means the following which are used exclusively by the Dealerships: computer software data and documentation, trade secrets and confidential business information, including, but not limited to, ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, research and development information, drawings, specifications, designs, plans, proposals, technical data, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, and copies and tangible embodiments thereof (in whatever form or medium). The parties agree and acknowledge that the breach of this Section 4.9 will cause irreparable damage to Buyer and upon breach of any provision of this Section 4.9, Buyer shall be entitled to seek injunctive relief, specific performance or other equitable relief; provided, however, that the foregoing remedies shall in no way limit any other remedies which Buyer may have (including, without limitation, the right to monetary damages).
4.10Further Assurances. Each party will execute and deliver any further instruments or documents, and take all further action, reasonably requested by the other party or parties to carry out the transaction contemplated by this Agreement and the Related Agreements.
4.11Interim Financial Statements. Within fifteen (15) days after the end of each calendar month following the date of this Agreement and continuing until the Closing Date, Seller will cause the Company to deliver to Buyer the most recent monthly and year-to-date financial statements provided to the OEMs. All such financial statements shall fairly present the financial position, results of operations and cash flow of the Company and the Dealerships as of the date or for the periods indicated and shall be prepared on a basis consistent with the Company’s Financial Statements.
4.12Environmental Assessments. Within five (5) business days following the execution of this Agreement, the Company and its affiliates shall provide copies of all surveys, title policies, environmental assessments, soils reports, engineering reports and physical inspection reports for the Dealership Premises in the possession of the Company, its affiliates, or its respective counsel or representatives to Buyer. Within the Due Diligence Period, Buyer may engage a reputable third-party environmental consulting company to perform and complete a Phase I and/or Phase II environmental assessment of the Dealership Premises during the Due Diligence Period (as hereinafter defined). The fees of such environmental consulting company in connection with the environmental assessments of the Dealership Premises and the remediation of any damage caused to the Dealership Premises by such consulting company shall be borne solely by Buyer. Upon reasonable advance notice to the Company, the Company shall permit access to the Dealership Premises for purposes of conducting the environmental assessments.
4.13Specific Performance. Buyer and Seller shall each be entitled to seek specific performance of the other Party’s and the Company’s obligations under this Agreement which are required to be performed before or at the time of Closing. A Party shall not be required to post any guaranty, letter of credit, bond or other security to obtain an order or decree of such specific performance.
4.14Disclosure Schedule Delivery. Within seven (7) business days after the date of this Agreement, the Company shall prepare and deliver to Buyer all schedules to this Agreement (the “Schedules”). All Schedules shall be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Agreement. Without limiting the foregoing, each Schedule shall identify with particularity and describe in relevant detail all relevant facts to be described thereunder; the listing of (or inclusion of a copy) of a document or other item shall be deemed adequate to disclose an exception to a representation or warranty made by Seller herein provided that Seller has contemporaneously provided Buyer with a complete copy of the document (unless the representation or warranty has to do with the existence of the document or other item itself).
4.15Due Diligence Period. Buyer shall have a period of forty five (45) days from the date that Seller has delivered to Buyer full and complete copies of all the Schedules (the “Due Diligence Period”) to conduct such investigations as Buyer deems necessary to determine the acceptability of the Dealerships, the Dealership Premises, the Real Property and any other matters for their intended use and purposes to Buyer’s satisfaction. If, for any reason during the Due Diligence Period, Buyer shall determine that the Dealerships, the Dealership Premises or the Real Property is not suitable to Buyer for its intended use and purposes or otherwise determines in its sole discretion not to proceed with the transactions contemplated by this Agreement, Buyer shall have the right to so notify the Company in writing at any time prior to the expiration of the Due Diligence Period and to terminate this Agreement without any liability whatsoever on the part of either party other than the confidentiality provisions of Section 10.10.
4.16Licenses. In the event that Buyer is unable to obtain any license necessary or appropriate to operate the Dealership as it has been operated at the date of Closing by the time of Closing, at Buyer’s request, the Company, on terms and conditions acceptable to both parties, shall allow Buyer to operate under the Company’s license(s) to the extent permitted by applicable law. Such terms and conditions shall include, without limitation, an indemnity from an entity whose financial condition is reasonably acceptable to the Company, but without any additional consideration, with respect to claims and liabilities arising from its use of the license(s), until the applicable licenses are issued to Buyer or such other period as the parties may agree.
4.17Due Diligence Checklist. Seller shall use best efforts to provide Buyer as soon as practicable after receiving the Diligence Checklist with the information and documentation described in Buyer’s due diligence checklist (the “Diligence Checklist”).
4.18Tax Covenants.
(a)Without the prior written consent of Buyer, Seller shall cause the Company not to, to the extent it may affect or relate to the Company: (i) make, change, or rescind any Tax election; (ii) amend any Tax Return; (iii) take any position on any Tax Return; or (iv) take any action, omit to take any action, or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer or the Company, in respect of any taxable period that begins after the Closing Date or, in respect of any taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any Straddle Period beginning after the Closing Date.
(b)All transfer, documentary, sales, use, stamp, registration, value added, and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents, including in connection with the transfer of the Real Property, shall be borne and paid fifty percent (50%) by Seller and fifty percent (50%) by Buyer when due. Seller shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).
(c)Buyer shall prepare, or cause to be prepared, all Tax Returns required to be filed by the Company after the Closing Date with respect to any taxable period or portion thereof ending on or before the Closing Date and all Straddle Period Tax Returns. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by applicable law) and without a change of any election or any accounting method. The

Company and Seller will timely provide all necessary information to Buyer to assist with Seller’s preparation of any pre-Closing Tax Returns and Straddle Period Tax Returns. Such information shall include, but is not limited to, copies of the Company’s 2021 and 2022 Tax Returns, financial statements and trial balances for the Straddle Period, and detailed fixed asset records. Prior to the filing of any Tax Returns prepared by Seller in connection with this Section 4.18, Seller shall provide Buyer with a copy of such Tax Return for review and approval, with such approval not to be unreasonably withheld, conditioned or delayed.
(d)In the case of Taxes that are payable with respect to a Straddle Period, the portion of any such Taxes that are allocated to Pre-Closing Tax Periods (as below) for purposes of this Agreement shall be: (i) in the case of Taxes: (A) based upon, or related to, income, receipts, profits, wages, capital, or net worth; (B) imposed in connection with the sale, transfer, or assignment of property; or (C) required to be withheld, the amount of Taxes which would be payable if the taxable year ended with the Closing Date; and (ii) in the case of other Taxes, the amount of such Taxes for the entire period multiplied by a fraction, the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.
(e)In addition to Seller’s indemnification obligations in Article 8, Seller shall, except to the extent such Taxes are taken into account in the determination of the Reviewed Balance Sheet or otherwise in the Final Purchase Price indemnify and hold harmless the Company and the Buyer Indemnified Parties from and against (i) all Taxes of the Company or relating to the business of the Company for all Pre-Closing Tax Periods (as defined below); (ii) all Taxes of any member of an affiliated, consolidated, combined, or unitary group of which the Company (or any predecessor of the Company) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state, or local Law; and (iii) any and all Taxes of any person or entity imposed on the Company arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing Date. In each of the above cases, together with any out-of-pocket fees and expenses (including attorneys’ and accountants’ fees) incurred in connection therewith, Seller shall reimburse Buyer for any Taxes of the Company that are the responsibility of Seller pursuant to this Section 4.18 within ten business days after payment of such Taxes by Buyer or the Company. The term “Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date. Tax refunds actually received by Buyer or the Company for Pre-Closing Tax Periods not included in the Financial Statements and any amounts credited against Taxes actually realized by Buyer or the Company that relate or are attributable to the Company with respect to any Pre-Closing Tax Periods shall be promptly paid to Seller.
(f)Neither Buyer nor the Company shall amend any tax returns of the Company with respect of taxes paid on or prior to the Closing Date or in respect of the Pre-Closing Tax Period without the prior written consent of Seller, with such consent not to be unreasonably withheld, conditioned or delayed.
4.19Seller’s Access to Records. From and after the Closing, the Company and Seller shall be allowed, upon reasonable prior written notice to Buyer, access during normal business hours to, and photocopying of at Seller’s expense, any and all Records relating to the period prior to the Closing Date as Seller reasonably deems necessary. Buyer shall, subsequent to Closing, store the Records for such retention periods as set forth in the Record Retention Policy of Penske Automotive Group, Inc.

4.20Broker Fees. Seller shall be liable for payment of all fees, commissions, payments, expenses, and reimbursement claimed by any Broker as a result of the transactions set forth in this Agreement.
4.21Survival. The covenants contained in this Section 4, other than the covenants where a survival period is expressly provided, will survive in perpetuity after the Closing of this Agreement.
5.CONDITIONS PRECEDENT.
5.1Conditions to Buyer’s Obligations. Buyer’s obligations under this Agreement are subject to the satisfaction, on the Closing Date (except as otherwise provided below), of each of the following conditions, any of which may be waived in writing by Buyer:
5.1.1The Company and Seller shall have, in all material respects, complied with and performed all their respective obligations under this Agreement and the Related Agreements.
5.1.2All representations of Seller in this Agreement and the Related Agreements shall be true and complete as of the date when given (or as of such other date specified in such representation) and on the Closing Date with the same effect as though such representations had been made on and as of the Closing Date (or as of such other date specified in such representation).
5.1.3All consents, approvals and waivers (including the approvals from the OEMs) required to consummate the transaction contemplated by this Agreement and the Related Agreements will have been obtained in writing by the Company and provided to Buyer without any penalty or condition which is adverse to Buyer. Buyer will have received evidence of the due authorization and execution of this Agreement by the Company and Seller in form and substance satisfactory to Buyer. The Buyer shall have received the OEM Approvals and written approval from the Penske Automotive Group, Inc. Board of Directors (the “Board Approval”).
5.1.4No action, suit, or proceeding shall be pending, or threatened, before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction, or before any arbitrator, wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of the transaction contemplated by this Agreement, (ii) cause the transaction contemplated by this Agreement to be rescinded following consummation, or (iii) affect adversely the right of Buyer to acquire the Shares or operate the former business of the Company as it has been historically conducted (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect).
5.1.5Buyer shall have received all necessary approvals and licenses from the Commonwealth of Massachusetts and any regulatory body thereof that are required to operate the Dealership in the ordinary course consistent with past practice.
5.1.6There will not have been any material adverse change in the financial condition, business, operations or prospects of the Dealership, or in the condition of the Real Property, that is not capable of being resolved pursuant to Article 7 below.
5.1.7Buyer shall have received all of the Seller’s deliverables set forth in Section 2.3 above.
5.1.8Buyer shall have received evidence satisfactory to Buyer that the Promissory Notes have been satisfied and discharged in full.

5.1.9Buyer shall have received evidence satisfactory to Buyer that the Company’s DMS Agreement (including all ancillary agreements related thereto) has been terminated effective as of the Closing Date.
5.1.10Neither OEM shall have exercised its right of first refusal with respect to this Agreement or the transactions contemplated hereby.
5.2Conditions to Obligations of Seller and the Company. The obligations of the Company and Seller under this Agreement are subject to the satisfaction, on the Closing Date, of the following conditions, any of which may be waived in writing by the Company:
5.2.1Buyer shall have, in all material respects, complied with and performed all its obligations under this Agreement and the Related Agreements.
5.2.2All representations of Buyer in this Agreement or the Related Agreements shall be true and complete as of the date when given (or as of such other date specified in such representation) and on the Closing Date with the same effect as though such representations had been made on and as of the Closing Date (or as of such other date specified in such representation).
5.2.3No action, suit, or proceeding shall be pending, or threatened, before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction, or before any arbitrator, wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of the transaction contemplated by this Agreement, or (ii) cause the transaction contemplated by this Agreement to be rescinded following consummation.
5.2.4The Company shall have received the OEM Approvals to consummate the transaction described herein, within the timeframes, as may be extended, as referenced in Section 4.1 hereof.
5.2.5Seller shall have received all of the Buyer deliverables set forth in Section 2.4 above.
5.2.6Neither OEM shall have exercised its right of first refusal with respect to this Agreement.
5.2.7The Company shall, effective as of the Closing, have assumed those obligations of Seller set forth on Schedule 5.2.7.
6.TERMINATION OF AGREEMENT; EFFECT OF TERMINATION.
6.1Termination. This Agreement may be terminated at any time before the Closing as follows:
6.1.1By mutual written consent of Buyer and Seller.
6.1.2By Buyer, by written notice to Seller, if any of Buyer’s conditions precedent to Closing, as set forth in Section 5.1 have not been satisfied by the date specified in Section 5.1 or the scheduled Closing Date as applicable or any extension thereof.
6.1.3By Seller, by written notice to Buyer, if any of Seller’s conditions precedent to Closing, as set forth in Section 5.2, have not been satisfied as of the scheduled

Closing Date or has become incapable of being satisfied by the scheduled Closing Date or any extension of the scheduled Closing Date, as applicable.
6.1.4By Seller or Buyer, by written notice to the other(s), if any court of competent jurisdiction in the United States or other United States governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transaction contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and non-appealable.
6.1.5By Buyer or Seller, by written notice to the other, if the Closing does not take place on or prior to April 30, 2024; provided that a party will not be entitled to terminate this Agreement pursuant to this Section if such party’s breach of this Agreement or any Related Agreement or misrepresentation under this Agreement or any Related Agreement has prevented the Closing from taking place before such date.
6.1.6By either Buyer, on the one hand, or Seller, on the other hand, if there has been a material breach on the part of the other(s) of any representation, warranty, covenant or agreement set forth in this Agreement, which breach has not been cured within ten (10) business days following receipt by the breaching party of written notice of such breach.
6.1.7By Buyer, pursuant to Section 4.15 hereof.
6.2Effect of Termination. With the exception of Article 9 and Section 10.10 (Confidentiality), which survive termination of this Agreement, upon a termination in accordance with Section 6.1, all due diligence materials obtained by Buyer from Seller or the Company, including copies, shall be returned to Seller or the Company, or destroyed, and this Agreement will have no further force or effect. The parties’ rights under this Article 6 are cumulative and are in addition to the other rights and remedies available to them under any other agreement or applicable law except as otherwise provided in this Agreement.
7.RISK OF LOSS.
If, prior to the Closing Date, fire or any other casualty destroys or damages the Dealerships, their assets or the Real Property or any portion thereof, and the reasonably estimated cost of repair, restoration or loss exceeds Two Hundred Thousand Dollars ($200,000), Buyer may, within ten (10) days following the date of such destruction or taking (or Buyer’s actual knowledge thereof), but in any event prior to the Closing Date, either (a) deduct from the Purchase Price the value of the destruction to the Dealerships, their assets, or the Real Property as is mutually agreed to by Buyer and Seller or, in the event of disagreement, in the amount determined by an arbitrator or appraiser mutually agreeable to Buyer and Seller, and to otherwise consummate this transaction, (b) consummate this transaction without any deduction, in which event Buyer will be entitled to receive all casualty insurance proceeds payable to Seller or the Company due to such destruction, if any, and Seller or the Company will assign such proceeds (or the right to receive such proceeds) to Buyer, or (c) in the event of damage to the Dealerships, their assets or the Real Property, for which the reasonably estimated cost of repairs and replacements exceeds Five Hundred Thousand Dollars ($500,000), to terminate this Agreement.
8.INDEMNIFICATION.
8.1Indemnification by Seller. Seller shall indemnify, defend and hold Buyer, its affiliates and its members, managers, partners, venturers, stockholders, directors, officers, employees, spouses, legal representatives, agents, successors and assigns (the “Buyer Indemnified Parties”) harmless from and against any and all claims, judgments, damages, penalties, fines, costs, liabilities, losses or expenses (including, without limitation, reasonable attorneys’ fees and expenses) incurred by the Buyer Indemnified Parties (collectively, “Losses”) arising from or directly or indirectly relating to:
8.1.1the failure of any representation or warranty made by Seller or the Company herein or in any Related Agreement to be true and correct in all respects;
8.1.2any breach by Seller or the Company of any covenant or agreement of Seller or the Company contained in this Agreement or any Related Agreement; and
8.1.3The Company’s operation of the Dealership and the occupation of the Dealership Premises prior to the Closing Date (except to the extent reflected on the Reviewed Balance Sheet as may be updated as a result of the procedures set forth in Section 1.4.5), including, but not limited to all employment-related matters, including without limitation, (A) a denial of employment, employment or termination of employment with the Dealership; (B) maintenance and administration of all Employee Benefit Plans and policies, (C) provision of employee benefits, and (D) violations by Seller of COBRA;
8.1.4Seller’s indemnification obligations set forth in Section 4.18 (Tax Covenants) without duplication of any claim under Sections 8.1.1 or 8.1.2 or 8.1.3.
8.2Indemnification by Buyer. Buyer shall indemnify, defend and hold Seller and its affiliates, managers, members, partners, venturers, stockholders, directors, officers, employees, spouses, legal representatives, agents, successors and assigns (the “Seller Indemnified Parties”) harmless from and against any and all Losses incurred by the Seller Indemnified Parties arising from or directly relating to:
8.2.1the failure of any representation or warranty made by Buyer herein or in any Related Agreement to be true and correct in all respects;
8.2.2any breach by Buyer of any covenant or agreement of Buyer contained in this Agreement or any Related Agreement; and
8.2.3unless otherwise specifically assigned to Seller in this Agreement or any Related Agreement, any post-Closing business operations of the Company, except that the indemnity for post-Closing business operations of Buyer shall not apply to the extent Losses result from the breach of any of Seller’s representations or warranties.
8.3Indemnification Procedure as Between Parties. Upon the occurrence of any claim for which indemnification is believed to be due under this Agreement, the party seeking indemnification (the “Indemnified Party”) shall provide notice of such claim (a “Claim Notice”) to the party or parties from whom indemnification is sought (the “Indemnifying Party”). The Claim Notice shall state in general terms the circumstances giving rise to the claim, specify the amount of the claim (or an estimate thereof), and make a request for any payment then believed due. In the event the Indemnifying Party disputes the claim, the Indemnifying Party shall deliver a written notice to the Indemnified Party regarding the nature of the dispute (a “Dispute Notice”) and the parties shall use reasonable efforts to cooperate and arrive at a mutually acceptable resolution of the dispute within the following thirty (30) days unless a shorter period is reasonably required in which case a shorter period shall apply. If a resolution is not reached within such period, any party may then commence the dispute resolution procedures set forth in Article 9.

8.4Indemnification Procedure with Respect to Third Party Claims.
8.4.1If any third party shall notify an Indemnified Party pursuant to this Agreement with respect to any matter (a “Third Party Claim”), or if an Indemnified Party otherwise becomes aware of any matter that may give rise to such a claim or wishes to make such a claim (whether or not related to a Third Party Claim), then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation under this Agreement unless, and then solely to the extent that, the Indemnifying Party is thereby prejudiced.
8.4.2Any Indemnifying Party will have the right to defend the Indemnified Party against a Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as: (i) the Indemnifying Party notifies the Indemnified Party in writing within a reasonable time after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the Losses (subject to the other provisions of this Agreement) the Indemnified Party may suffer that arise as a result of or incident to the Third Party Claim; (ii) the Indemnifying Party provides the Indemnified Party with evidence acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations under this Agreement; (iii) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently; (iv) there are not legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; and (v) no conflict of interest exists between the Indemnifying Party and the Indemnified Party that cannot be waived.
8.4.3So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 8.4.2; (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim; (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (which will not be unreasonably withheld or delayed); and (iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (which will not be unreasonably withheld or delayed).
8.4.4If or to the extent that any of the conditions set forth in Section 8.4.2 is or becomes unsatisfied: (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim and any matter it may deem appropriate in its sole discretion and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith (but will keep the Indemnifying Party reasonably informed regarding the progress and anticipated cost thereof); (ii) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the cost of defending against the Third Party Claim (including attorneys’ and experts’ fees and expenses); and (iii) subject to the other terms of this Agreement, the Indemnifying Party will remain responsible for any Losses the Indemnified Party may suffer that arise as a result of or incident to the Third Party Claim to the extent provided in Article 9.
8.5Limitation on Liability. The indemnification obligations of Seller as set forth in this Article 8 shall not apply to any claims until the aggregate amount of Losses relating thereto, individually or in the aggregate, exceeds One Hundred Twenty Thousand Dollars ($120,000.00) (the “Deductible”), at which point the Seller shall be liable for the amount of the Deductible and such Losses in excess of the Deductible; provided, however, that the foregoing limitation shall not apply to fraudulent misrepresentations, to indemnification obligations of Seller relating to breaches of the representations and warranties in Section 3.1.1, 3.1.2, 3.1.3, 3.1.4, 3.1.9, 3.1.10, 3.1.17 (“Seller Fundamental Representations”), to indemnification pursuant to Sections 8.1.2, 8.1.3, 8.1.4 or to actual fraud. In addition, the indemnification obligations of Seller to Buyer shall not exceed the sum of Four Million Dollars ($4,000,000) (“Cap”); provided, however, that the foregoing Deductible and Cap limitations shall not apply to actual fraud of Seller, to indemnification obligations of Seller relating to breaches of the Seller Fundamental Representations, or to indemnification pursuant to Sections 8.1.2, 8.1.3, or 8.1.4. In no event shall Seller be liable to indemnify the Seller Indemnified Parties for aggregate losses under the Seller Fundamental Representations and Section 8.1 in excess of the amount of the Purchase Price actually received by Seller except with respect to claims arising from actual fraud. For purposes of this Article 8, any breach of any representation or warranty shall be determined without regard to any materiality, material adverse change, material adverse effect or other similar qualification contained in or otherwise applicable to such representation or warranty for purposes of determining both breach and Losses thereunder.
8.6Other Indemnification Provisions.
8.6.1The indemnification provisions in this Article 8 are in addition to any statutory, equitable or common law remedy any party may have for breach of any representation, warranty, covenant, or other provision of this Agreement.
8.6.2Neither party hereto shall be entitled to be compensated more than once for the same Loss.
8.6.3To the maximum extent permitted by Law, it is the intention of the parties to treat any indemnity payment made under this Agreement as an adjustment to the Purchase Price for all tax purposes and the parties agree to file their tax returns according unless otherwise required by applicable law.
9.DISPUTE RESOLUTION.
9.1Mediation. If a dispute arises out of or relates to this Agreement or any Related Agreement, the relationships that result from the Agreement or the breach of the Agreement or any Related Agreement or the validity or application of any of the provisions of this Article 9, and, if the dispute cannot be settled through negotiation, the parties agree to submit the dispute to mediation prior to commencing arbitration. The parties will attempt in good faith to agree on a neutral mediator to resolve the dispute. The mediation will take place in Oakland County, Michigan and will follow the procedures set forth in the American Arbitration Association Commercial Mediation Rules. If the parties cannot agree on a mediator within twenty (20) days after mediation has been demanded, they will submit the dispute for mediation to be administered by the American Arbitration Association under the Commercial Mediation Rules before resorting to arbitration. No party may commence or pursue arbitration until this non-binding mediation has been conducted and concluded. The parties agree that, upon initiating mediation, they will agree with the mediator on a time at least five (5) days before the mediation to submit and exchange with one another detailed position papers. The position papers shall include a factual recitation of the dispute, each party’s position on the facts and the law, the party’s assessment of the likely outcome and its/their position on settlement. Seller on the one hand, and the Buyer on the other hand, will each bear their own expenses incurred (including attorneys’ fees) in connection with the mediation and will equally share the mediator’s fees and expenses.

9.2Arbitration. If the parties are unable to resolve their dispute by mediation, after the unsuccessful conclusion of any such mediation, either party may submit the dispute to binding arbitration administered by the American Arbitration Association under the Commercial Arbitration Rules, which arbitration shall take place in Oakland County, Michigan. Judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction. The parties agree that any such controversy shall be submitted to one (1) arbitrator selected pursuant to the provisions of the American Arbitration Association Commercial Arbitration Rules. This arbitration agreement applies regardless of the claims or causes of action alleged. The arbitrators’ award will be final and binding, but in no event can an award exceed the amount of direct compensatory damages actually incurred by the claiming party, and no party can recover for anything other than the benefit of the bargain under the agreement. The parties further agree that no punitive or exemplary damages can be considered or awarded by the arbitrators.
The parties agree that the American Arbitration Association Commercial Arbitration Rules are modified as follows: The procedures set forth in the Federal Rules of Civil Procedure applicable in the state where the arbitration is held will govern the arbitration, including those relating to disclosures and listing of witnesses and exhibits, initiation and completion of discovery, and dispositive motions. Notwithstanding this Section 9.2, the provisions of Section 4.7, 4.8 and 4.9, may be enforced in any court of competent jurisdiction.
9.3Statute of Limitations. The statute of limitations governing any claim between the parties shall be tolled from the date of the Dispute Notice until the conclusion of the mediation required by Section 9.1.
9.4Attorneys’ Fees. Should any arbitration be commenced under this Agreement, the successful party in such arbitration shall be entitled to recover, in addition to such other relief as the arbitrator may award, its reasonable attorneys’ fees, expert witness fees, arbitration related expenses, and other costs incurred in such arbitration or proceeding. For purposes of this clause, the term “successful party” means the net winner of the dispute, taking into account the claims pursued, the claims on which the pursuing party was successful, the amount of money sought, the amount of money awarded, and offsets or counterclaims pursued (successfully or unsuccessfully) by the other party. If a written settlement offer is rejected and the judgment or award finally obtained is equal to or more favorable to the offeror than an offer made in writing to settle, the offeror is deemed to be the successful party from the date of the offer forward.
10.MISCELLANEOUS.
10.1Directors and Officers Indemnification. For a period of six (6) years after the Closing Date, Buyer shall not, and shall not permit the Company to, amend, repeal or modify (in a manner adverse to the beneficiary thereof) any provision in the governing documents of the Company relating to exculpation or indemnification of any officers or directors who, as of the Closing Date were officers or directors of the Company, unless such amendment, repeal or modification is compelled by applicable law or otherwise made with the consent of such officers and directors. In the event Buyer, the Company or any of their respective successors or assigns transfers all or substantially all of its properties and assets to any person, then proper provision shall be made so that the successors and assigns of Buyer or the Company, as the case may be, shall assume all of the obligations set forth in this Section 10.1.
10.2No Waiver; Severability. No waiver of any breach of any provision of this Agreement will be deemed a waiver of any other breach of this Agreement. No extension of time for performance of any act will be deemed an extension of the time for performance of any other act. The provisions of this Agreement will be deemed severable, and if any provision of this Agreement is held illegal, void or invalid under applicable law, such provision may be changed to the extent reasonably necessary to make the provision legal, valid and binding. If any provision of this Agreement is held illegal, void or invalid in its entirety, the remaining provisions of this Agreement will not be affected but will remain binding in accordance with their terms.
10.3Entire Agreement; Amendment. This Agreement, the Related Agreements and the schedules, exhibits and attachments to such agreements contain the entire agreement of the parties with respect to the purchase and sale of the Shares and the other transactions contemplated by such agreements. This Agreement may be amended only by an instrument in writing signed by the parties. The headings in this Agreement are solely for convenience of reference and will not affect the interpretation of any provision of this Agreement. The Schedules and Exhibits to this Agreement are incorporated as a part of this Agreement.
10.4Applicable Law. This Agreement will be construed in accordance with and governed by the internal laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).
10.5Time is of the Essence. The parties acknowledge and agree that time is of the essence with respect to the consummation of the transaction contemplated by this Agreement and each Related Agreement.
10.6Binding Agreement, Assignment. The terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties and their heirs, personal representatives and permitted successors and assigns. Neither this Agreement nor any Related Agreement may be assigned by Seller without the prior written consent of Buyer, Buyer may assign this Agreement and any Related Agreement to an affiliate or affiliates of Buyer without the consent of Seller, provided that Buyer shall remain liable hereunder notwithstanding any assignment.
10.7Expenses. Each party will pay all of its expenses, including attorneys’ and accountants’ fees in connection with the negotiation of this Agreement or any Related Agreement, the performance of its obligations hereunder or thereunder, and the consummation of the transaction contemplated by this Agreement or any Related Agreement; provided that in any proceeding or other attempt to enforce, construe or to determine the validity of this Agreement or any Related Agreement, the nonprevailing party will pay the reasonable expenses of the prevailing party, including reasonable attorneys’ fees and costs.
10.8Notices. All notices, demands or other communications required or permitted to be given hereunder will be in writing, and any and all such items will be deemed to have been duly delivered upon personal delivery; or as of the third business day after mailing by United States mail, certified, return receipt requested, postage prepaid, addressed as follows; or as of the immediately following business day after deposit with Federal Express or a similar overnight courier service, addressed as follows, or as of the business day if by e-mail to the e-mail address set forth below with confirmation of receipt:
To Seller:        Penske Investments Limited Partnership
    c/o Penske Investments, Inc., its General Partner
    2555 Telegraph Road
    Bloomfield Hills, Michigan 48302

with a copy to:    Lawrence N. Bluth, Esq.
    315 N. Williamsbury Road
    Bloomfield Hills, Michigan 48301

To Buyer:            Penske Automotive Group, Inc.
    Attn: John Cragg, Executive Vice President
    1 Cedar Ln.
    Englewood, New Jersey 07631
    Email: jcragg@penskeautomotive.com

with a copy to:        Penske Automotive Group, Inc.
    Attn: General Counsel
    2555 Telegraph Road
    Bloomfield Hills, MI 48302
    Email: sspradlin@penskeautomotive.com

10.9Counterparts. This Agreement may be executed by facsimile or other electronic signature, in counterparts, which, when taken together, shall constitute one and the same original.
10.10Confidentiality. All the parties to this Agreement will, prior to and after the Closing, keep all non-public information regarding the financial terms of this transaction strictly confidential, except as may be required by applicable laws, rules or regulations, by the OEMs, or in connection with any enforcement proceedings.
10.11Announcements. Neither Seller nor its affiliates (excluding Penske Automotive Group, Inc. and its subsidiaries) may issue a press release regarding the transaction described herein or any other public announcement related to this Agreement or the transaction contemplated hereby without the prior approval of the Buyer, except that Seller may make such public disclosure which it believes in good faith to be required by law, regulation or by the terms of any listing agreement with, or requirements of, any stock exchange (in which case the disclosing party will consult with the other prior to making such disclosure to the extent reasonably practicable).
10.12Tax Cooperation. Buyer and Seller will provide the other with such information and records and make such of their officers, directors, employees and agents available as may reasonably be requested by Buyer or Seller in connection with the preparation of any tax return, audit, tax contest or other proceeding that relates to the Dealership or Seller. Buyer and Seller agree that they will report the federal, state and local income and other tax consequences of the purchase and sale contemplated by this Agreement in a manner consistent with the calculation of the Purchase Price pursuant to Section 1.3. No party will take any position inconsistent with such allocation unless otherwise required by applicable law.
10.13Arm’s Length Negotiations. Buyer, on the one hand, and the Company and Seller on the other hand, expressly represent and warrant to the other that (a) before executing this Agreement, such party has fully informed itself of the terms, contents, conditions and effects of this Agreement; (b) such party has relied solely and completely upon its own judgment in executing this Agreement; (c) such party has had the opportunity to seek and has obtained the advice of counsel before executing this Agreement; (d) such party has acted voluntarily and of its own free will in executing this Agreement; (e) such party is not acting under duress, whether economic or physical, in executing this Agreement; and (f) this Agreement is the result of arm’s length negotiations conducted by and among the parties and their respective counsel.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

BUYER:

PENSKE AUTOMOTIVE GROUP, INC., a Delaware corporation

By: /s/ John Cragg
Name: John Cragg
Its:     Executive Vice President

[Signature Page to Stock Purchase Agreement]

SELLER:

PENSKE INVESTMENTS LIMITED PARTNERSHIP, a Nevada limited partnership

By: Penske Investments, Inc., its general partner

By: /s/ Roger S. Penske
Name: Roger S. Penske
Its: President

[Signature Page to Stock Purchase Agreement]

LIST OF EXHIBITS AND SCHEDULES
Exhibits

Exhibit A    Legal Descriptions of Owned Real Property
Exhibit B    Opinion of Legal Counsel
Exhibit C    Release of Seller

Schedules

Schedule 1.4.6(c)(viii)    Fixed Assets
Schedule 1.4.6(c)(ix)        Prepaid Expenses
Schedule 3.1.1        Permits
Schedule 3.1.2        Benefits offered to Former Shareholders
Schedule 3.1.3        Conflicts
Schedule 3.1.4        Capitalization
Schedule 3.1.5        Permitted Encumbrances
Schedule 3.1.6        Litigation
Schedule 3.1.7        Owned Real Property Rights of First Refusal
Schedule 3.1.8        Employees/Independent Contractors
Schedule 3.1.9        Tax Audits
Schedule 3.1.10(a)        ERISA Plans
Schedule 3.1.10(b)        ERISA Compliance
Schedule 3.1.10(c)        ERISA Exceptions
Schedule 3.1.10(e)        Terminated Pension Benefit Plans
Schedule 3.1.10(f)        Aggregate ERISA Contributions
Schedule 3.1.12        Financial Statements
Schedule 3.1.14        Material Adverse Changes
Schedule 3.1.15        Insurance
Schedule 3.1.16        Proprietary Rights
Schedule 3.1.17        Dealership Premises
Schedule 3.1.17(f)        Third Party Leases
Schedule 3.1.19(b)        Inventory Encumbrances
Schedule 3.1.19(d)        Unfilled Customer Orders and Deposits
Schedule 3.1.20        Business Names
Schedule 3.1.22        OEM Actions
Schedule 3.1.24        Company Agreements
Schedule 3.1.25(a)        Customer Rewards Program
Schedule 3.1.25(b)        Bank Accounts
Schedule 3.1.25(c)        List of Holders of Powers of Attorney
Schedule 3.1.25(d)        List of Directors and Officers of the Company
Schedule 4.6        Company Indebtedness
Schedule 4.7         Third Party Agreements
Schedule 5.2.7        Assumed Seller Obligations